Exhibit 10.2

EXECUTION COPY

PURCHASE AGREEMENT

BY AND AMONG

MAGNA ENTERTAINMENT CORP.
GULFSTREAM PARK RACING ASSOCIATION, INC.
GPRA COMMERCIAL ENTERPRISES, INC.

GPRA THOROUGHBRED TRAINING CENTER, INC.
MEC LAND HOLDINGS (CALIFORNIA) INC.
 MEC MARYLAND INVESTMENTS, INC.
MEC TEXAS RACING, INC.
PACIFIC RACING ASSOCIATION
RACETRACK HOLDINGS, INC.
30000 MARYLAND INVESTMENTS LLC

XPRESSBET, INC.

AS SELLERS

- and -

MI DEVELOPMENTS INC.

Dated as of March 5, 2009

i

ii

Section 10.14.	Survival	48
Section 10.15.	Assignment	48
Section 10.16.	Successors and Assigns	48
Section 10.17.	Counterparts	48

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT (the “Agreement”), dated as of March 5, 2009, by and among Magna Entertainment Corp. (“MEC”), a Delaware corporation, Gulfstream Park Racing Association, Inc. (“GPRA”), a Florida corporation, GPRA Commercial Enterprises, Inc. (“GPRA Commercial”), a Florida corporation, GPRA Thoroughbred Training Center, Inc., a Delaware corporation (“GPRA Thoroughbred”), MEC Land Holdings (California) Inc., a California corporation, MEC Maryland Investments, Inc., a Delaware corporation, MEC Texas Racing, Inc., a Delaware corporation, Pacific Racing Association, a California corporation, Racetrack Holdings, Inc., a Delaware corporation, 30000 Maryland Investments LLC, a Delaware limited liability company, as and XpressBet, Inc., a Delaware corporation, as Sellers (collectively, the “Sellers”), and MI Developments Inc., an Ontario corporation (“MID”).

RECITALS:

A.            Sellers currently, among other things, (1) conduct thoroughbred racing and pari mutuel and simulcast wagering at, among other facilities, Santa Anita Park (“Santa Anita”), Gulfstream Park (“Gulfstream”), Golden Gate Fields (“Golden Gate”), Lone Star Park (“Lone Star” and collectively with Santa Anita, Gulfstream and Golden Gate, the “Racetracks”), (2) own undeveloped real property, (3) own interests in the Forest City JV, and (4) own and operate certain facilities, media and technology assets relating to the thoroughbred racing and gaming industry at the Racetracks and elsewhere.

B.            MEC, the direct or indirect parent of each of the other Sellers, and certain of MEC’s subsidiaries and affiliates, intend to commence cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing voluntary petitions for relief with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

C.            Sellers desire to sell assets and equity interests on the terms and conditions contained in this Agreement, including obtaining confirmation of a chapter 11 plan and an order of the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code authorizing the Transaction.

D.            MID desires that the Purchaser purchase certain assets and equity interests on the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.           Recitals.  The recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2.           Definitions.  The following definitions shall apply to and constitute part of this Agreement and all Exhibits and Schedules attached hereto:

“Adjustment” shall mean the Purchase Price adjustment required pursuant to Section 2.5.

“Affiliate” shall mean a person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.  For purposes of this definition, “control” shall mean (a) a fifty percent (50%) or more common equity ownership or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AmTote” shall mean AmTote International, Inc., a Delaware corporation, and a provider of totalisator services to the pari mutuel industry, including a variety of wagering interfaces and connectivity products for racetracks, off-track betting operators, and account-wagering providers, foreign and domestic.

“AmTote Canada” shall mean AmTote Canada, Inc., an Ontario corporation, and a provider of totalisator services to the pari mutuel industry, including a variety of wagering interfaces and connectivity products for racetracks. off-track betting operators, and account-wagering providers, foreign and domestic.

“AmTote Canada Stock” shall mean the issued and outstanding common stock of AmTote Canada.

“Applicable Laws” shall mean all domestic or foreign statutes, laws, by-laws, regulations, rules, ordinances and orders of governmental or other public authorities having jurisdiction.

“Assignment and Assumption of Contracts” shall mean an assignment by each Seller and assumption by the Purchaser of such Seller’s right, title and interest in and to the Existing Contracts, such agreement substantially in the form attached hereto as Exhibit A.

“Assignment and Assumption of Leases” shall mean an assignment by each Seller and assumption by the Purchaser of such Seller’s right, title and interest in and to the Existing Leases, such agreement substantially in the form attached hereto as Exhibit B.

“Assignment of Realty Taxes” shall mean the assignment agreement contemplated in Section 2.6 pursuant to which each Seller shall assign to the Purchaser, to the extent permitted by Applicable Law, any realty tax appeals and/or reassessments that relate to the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) for any Tax period (or portion thereof) prior to the Closing Date, such agreement substantially in the form attached hereto as Exhibit C.

“Assumed Liabilities” shall mean those liabilities of the Sellers as set forth on Exhibit D.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.

 “Bill of Sale” shall mean a bill of sale for the Chattels.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, or Toronto, Ontario are authorized or obligated to close under Applicable Laws.

 “Chattels” means the equipment, inventory, supplies and other chattels, in each case, if any, located on or about the Lands, which are owned by the Sellers and used exclusively in the maintenance, repair and operation of the Lands.

 “Claims” shall mean claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, reasonable legal fees and disbursements, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever.

“Closing” shall mean the consummation of the Transaction in accordance with the terms set forth in Article VIII.

“Closing Date” shall mean the first (1st) Business Day following satisfaction or waiver of all the conditions set forth in Article VII, or such other date as the Sellers and MID shall mutually agree upon in writing.

 “Closing Documents” shall mean any agreements, instruments and other deliveries to be delivered at the Closing pursuant to Sections 8.2 and 8.3.

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan in accordance with section 1129 of the Bankruptcy Code.

“Contracts” shall mean any contracts and agreements entered into by any Seller, Purchased Company or Joint Venture, or by which any of them is bound with respect to the Lands or otherwise material to such Seller, Purchased Company or Joint Venture, including all contracts and agreements in respect of the severance, development, construction, management, leasing, maintenance or operation of the Lands.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Deed” shall mean a deed in customary form for conveying title to real property in the respective jurisdictions in which the Lands being acquired directly are located.

“Deposit” shall mean the pledge of MID Indebtedness to be provided as a down payment of the Purchase Price and as security for the performance of MID’s obligations hereunder.

“Development Rights” shall mean, collectively, the development rights and transferable density rights, which are associated with and/or attributable to the Lands and in which any of the Sellers has an interest.

“Due Diligence” shall mean such investigations, inspections, reviews, tests and audits relating to the Purchased Assets (including title to the Purchased Assets and compliance with

Applicable Laws) as the Purchaser deems reasonably necessary or desirable in its sole and absolute discretion.

 “Encumbrances” shall mean all mortgages, pledges, charges, liens, debentures, trust deeds, claims, assignments by way of security or otherwise, security interests, any matter capable of registration against title, option or similar right, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in the Purchased Assets or any part thereof or interest therein, and any agreements, leases, licenses, occupancy agreements, options, easements, rights of way, restrictions, zoning regulations, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to the Purchased Assets or any part thereof or interest therein.

“Environmental Laws” shall mean all applicable federal, state, municipal and local laws, statutes, regulations and other legal requirements, including all applicable orders, directives and decisions rendered by any ministry,  department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety as it relates to the exposure to Hazardous Substances or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances.

“Environmental Liability” means any Losses arising from, under, or in connection with any of the following: (i) any environmental matter or condition (including the presence, use, generation, manufacture, disposal or transport of Hazardous Substances, on-site or off-site contamination, noise, odor, or the regulation of any chemical substance or product as it relates to the environment); (ii) responsibility, financial or otherwise, pursuant to Environmental Laws for clean-up costs or corrective action, including any clean-up, removal, containment or other remediation or response actions required by Environmental Laws (whether or not such actions have been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or (iii) any other compliance, corrective, remedial or other measure or cost required or lawfully imposed pursuant to Environmental Laws.

“Environmental Permits” shall mean all licenses, permits, approvals, consents, certificates, registrations and other authorizations issued pursuant to Environmental Laws in respect of the Lands;

“Environmental Reports” shall mean the reports relating to environmental matters in respect of the Lands (including compliance of the Lands with Environmental Laws) which could reasonably be considered to contain a material fact pertaining to Hazardous Substances or Hazardous Activities in, on, under or related to the Lands, compliance by the Sellers with Environmental Laws or any actual or potential Environmental Liability of the Sellers with respect to the Lands, to the extent in the possession or control of the Sellers.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital” shall mean the Working Capital, expressed as a positive or negative number, as the case may be, as set forth on the Statement of Closing Adjustments.

“Existing Contracts” shall mean all Contracts, as amended, renewed or otherwise varied to the date of this Agreement, all of which are listed on Exhibit E.

“Existing Leases” shall mean all Leases, as amended, renewed or otherwise varied to the date of this Agreement, all of which are listed on Exhibit F.

“Final Order” means an order or judgment:  (i) as to which the time to appeal, petition for certiorari or move for review or rehearing has expired and as to which no appeal, petition for certiorari or other proceeding for review or rehearing has been filed or sought or (ii) if an appeal, writ of certiorari, reargument or rehearing has been filed or sought, the order or judgment has been affirmed by the highest court to which such order or judgment was appealed or certiorari has been denied, or reargument or rehearing shall have been denied or resulted in no modification of such order or judgment, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired; provided, that the theoretical possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not prevent such order or judgment from being considered a Final Order.

 “Forest City JV” shall mean Village at Gulfstream Park, the joint venture formed by GPRA Commercial and Forest City Enterprises, Inc. to develop lands adjacent to Gulfstream.

“Forest City JV Interest” shall mean the fifty percent (50%) interest in Forest City JV owned by GPRA Commercial.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Golden Gate Fields Property” shall mean certain real property located in Berkley, California, consisting of approximately one hundred and sixty-four (164) acres and more specifically described on Exhibit G-1 hereto.

 “Governmental Authority” shall mean any domestic, foreign or local government, quasi-governmental authority, regulatory authority, government department, agency, commission, board, arbital or other tribunal or court having jurisdiction or power of any nature over the Purchased Assets.

“Governmental Plan” shall mean a “governmental plan” as defined in Section 3(32) of ERISA.

“Gulfstream Indebtedness” shall mean the indebtedness and the obligations of MEC and certain of its Subsidiaries and Affiliates arising from or relating to that certain Third Amended and Restated Gulfstream Park Loan Agreement, made as of December 22, 2006 between GPRA, MID Islandi SF, acting through its Zug branch, and certain guarantors as specified therein, as the same has been and may be amended or restated from time to time.

“Gulfstream Property” shall mean certain real property located in Hallandale, Broward County, Florida, and Aventura, Dade County, Florida, consisting of approximately 285 acres and more specifically described on Exhibit G-2 hereto.

“Hazardous Activity” includes the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of contaminated groundwater) of Hazardous Substances in, on, under, about and from the Lands or any part thereof and any other act, business or operation that poses a material risk of harm to Persons or property on or about the Lands.

“Hazardous Substances” shall mean any pollutants, contaminants, deleterious substances, toxic or hazardous wastes, petroleum or petroleum products, asbestos, PCBs, flammable materials and radioactive materials as defined or characterized as such in Environmental Laws.

 “Hearing” shall mean the hearing to be held by the Bankruptcy Court to consider the Sale Motion and the approval of the Transaction.

“HRTV” shall mean HRTV, LLC, a Delaware limited liability company, an operator of a television network dedicated to providing programming and content relating to horse racing and the horse racing industry.

“HSR” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing.

 “Interim Order” shall mean the order of the Bankruptcy Court authorizing and establishing the bidding procedures and the submission of competing offers for the Purchased Assets, in whole or in part, in accordance with the terms and provisions of Section 3.1.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“IRS” shall mean the Internal Revenue Service of the United States.

 “Land Development Code” means any law, enactment, statute, code, ordinance, rule, regulation, judgment, decree, writ, injunction, franchise, permit, certificate, license, authorization, agreement, or other direction or requirement of any Governmental Authority now existing or hereafter enacted, adopted, promulgated, entered, or issued affecting the Lands, including the Aventura Land Development Regulations, and any other requirement, condition or obligation imposed by any development applications in respect of the Lands.

“Lands” shall mean the fee simple interest in the Golden Gate Fields Property, the Gulfstream Property and the Palm Meadows Property, together with any and all improvements located on or in the Lands and any and all Development Rights, easements, tenements, rights-of-way and other rights and interests appurtenant thereto and any and all improvements located therein.

“Leases” shall mean any agreements to lease, leases, renewals of leases and other rights (including licenses) granted by or on behalf of the Sellers or their respective predecessors in title as owner of the Lands which entitle any Person to possess or occupy any space on or within the Lands, together with all security, guarantees and indemnities relating thereto.

“Licenses” shall mean any and all pari mutuel or other horse racing or gaming related licenses.

“Lone Star Interests” shall mean the partnership interests of MEC Lone Star, LP.

“Losses” shall mean in respect of any matter, all losses, damages, liabilities, diminution in value, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, goods and services taxes, sales taxes or other similar taxes, interest, penalties and amounts paid in settlement) arising directly or indirectly.

“Meadows Note” shall mean that certain promissory note, dated November 14, 2006, executed by PA Meadows, LLC in favor of MEC, in the original principal amount of Twenty Five Million Dollars ($25,000,000.00).

“MID DIP Loan” shall mean the indebtedness and the obligations of MEC and certain of MEC’s Subsidiaries and Affiliates arising from or relating to that certain Agreement, dated as of March 5, 2009, between MEC, certain of its subsidiaries and MID Islandi SF, acting through its Zug branch.

“MID Indebtedness” shall mean the indebtedness and the obligations of MEC and certain of its Subsidiaries and Affiliates arising from or relating to that certain (a) 2008 Loan Agreement, dated December 1, 2008, between MEC, MID Islandi SF, acting through its Zug branch, and certain guarantors as specified therein, as the same has been and may be amended or restated from time to time,  (b) Bridge Loan Agreement, dated as of September 12, 2007, between MEC, MID Islandi SF, acting through its Zug branch, and certain guarantors as specified therein, as the same has been and may be amended or restated from time to time, (c) the Gulfstream Indebtedness, and (d) loan agreement made as of July 22, 2005, between Remington Park, Inc., MID Islandi SF,  acting through its Zug branch, and certain guarantors as specified therein, as the same has been and may be amended or restated from time to time.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA

“Multi-Employer Health Plan” shall mean a “multiple employer welfare benefit arrangement” as defined in Section 3(40)(A) of ERISA.

“Notice” shall mean any notice, request, consent, acceptance, waiver or other communication required or permitted to be given pursuant to this Agreement.

“Ordinary Course of Business” shall mean the operation and conduct of the affairs of an enterprise in the ordinary course of its business, consistent with past practice and the businesses in which the respective Sellers operate.

 “Palm Meadows Property” shall mean certain real property located in Palm Beach County, Florida, consisting of approximately 324 acres, and more specifically described on Exhibit G-3 hereto.

 “Permits” shall mean, to the extent assignable, all the right, title, benefit and interest of any Seller in any and all licenses (other than pari mutuel or other horse racing or gaming-related licenses), franchises, governmental and other approvals, development rights and permits relating to the Lands.

“Permitted Encumbrances” shall mean:  (i) the Existing Leases; (ii) liens for current real estate taxes or other similar governmental impositions which are not yet due and payable; (iii) to the extent they do not materially affect the insurability, marketability or the present use of the Lands, (a) discrepancies, conflicts in boundary lines, shortage in area, encroachments and any other state of facts shown on any survey provided to the Purchaser or updated survey obtained by the Purchaser and (b) those matters set forth on Schedule A on any title report with respect to the Lands; (iv) rights of Tenants under Existing Leases; (v) to the extent they do not materially affect the insurability, marketability or the present use of the Lands, laws, regulations, resolutions or ordinances, including building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Lands imposed by any Governmental Authority; (vi) any and all mortgages and liens upon and security interests in any of the Lands that are senior in priority to any mortgages and liens upon and security interests in such Lands held by MID or its Subsidiaries and Affiliates; (vii) any unrecorded and recorded encumbrances, liens, agreements and other instruments affecting the Lands which have been accepted by the Purchaser by notice in writing to the Sellers on or before the Closing Date; and (viii) all other matters which would not materially adversely affect the use or the development of the Lands.

 “Person” shall mean an individual, partnership, limited liability company, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Plan” shall mean the chapter 11 plan, in form and substance reasonably satisfactory to the Purchaser, which shall be confirmed by the Bankruptcy Court in accordance with section 1129 of the Bankruptcy Code.

“Plan Effective Date” shall mean the date upon which all the conditions to effectiveness of the Plan shall have been satisfied or waived and the Transaction shall have been substantially consummated.

“Purchase Price” shall mean One Hundred Seventy Nine Million Seven Hundred Ninety Five Thousand Dollars ($179,795,000) subject to the adjustment provided for in Section 2.5.

“Purchased Assets” shall mean, collectively, the assets, the stock of the Purchased Companies and the Forest City JV Interest to be purchased by the Purchaser and set forth in detail in Section 2.1.

“Purchased Companies” shall mean Pacific Racing Association, GPRA, GPRA Thoroughbred, MEC Lone Star, LP, AmTote, AmTote Canada, Xpressbet and MEC Land Holdings (California) Inc.

“Purchaser” shall mean, collectively, MID or, at the sole option and discretion of MID, any one or more Subsidiaries or Affiliates of MID, as MID shall designate in writing prior to the Closing Date.

“Purchaser’s Solicitors” shall mean Davies Ward Phillips & Vineberg LLP, Suite 4400, 1 First Canadian Place, 100 King Street West, Toronto, Ontario and Sidley Austin LLP, 787 Seventh Avenue, New York, NY, or such other firms of solicitors or lawyers acting for the Purchaser and notice of which is provided to the Sellers in accordance with the provisions of Section 10.7.

“Reorganized AmTote Stock” shall mean the common stock of AmTote to be issued on the Plan Effective Date.

 “Reorganized Golden Gate Fields Stock” shall mean the common stock of Pacific Racing Association to be issued on the Plan Effective Date.

“Reorganized GPRA Thoroughbred Stock” shall mean the common stock of GPRA Thoroughbred Training Center, Inc. to be issued on the Plan Effective Date.

“Reorganized Gulfstream Stock” shall mean the common stock of GPRA to be issued on the Plan Effective Date.

“Reorganized Land Holdings Stock” shall mean the common stock of MEC Land Holdings (California) Inc. to be issued on the Plan Effective Date.

 “Representations “ shall mean the representations, warranties and certifications made or to be made pursuant to this Agreement and all agreements, documents and instruments entered into in connection herewith.

“Requisitions Notice” shall mean the notice which may be sent by the Purchaser, no later than ten (10) Business Days prior to the commencement of the Hearing in accordance with the provisions of Section 6.1.

“Sale Motion” shall mean the motion to be filed by MEC and the Sellers with the Bankruptcy Court seeking an order, pursuant to section 363 of the Bankruptcy Code, authorizing the sale of the Purchased Assets to the Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances.

“Sale Order” shall mean the order of the Bankruptcy Court authorizing, among other things, the sale of the Purchased Assets to the Purchaser pursuant to this Agreement and the consummation of the Transaction.

“Statement of Closing Adjustments” shall mean the Statement of Closing Adjustments to be made as of the Closing Date and delivered by the Sellers on or prior to the second (2nd) Business Day prior to the Closing, together with detailed calculations used by the Sellers with respect thereto.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company, association or other business entity or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person and one or more subsidiaries of such Person, or (b) that is, at the time any determination is being made, otherwise Controlled, by such Person or by one or more other subsidiaries of such Person.

“Tax” or “Taxes” shall mean (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax (including taxes under Section 59A of the IRC), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed on or with respect to any of the Sellers, the Purchased Companies or the Joint Ventures by any taxing authority and (ii) liability in respect of any items described in clause (i) as a result of liability as a transferee, as a result of being a member of a consolidated, combined, affiliated or unitary group, or as a result of any obligation under any Tax sharing or Tax indemnity contract or arrangement.

“Tax Refund” shall mean the Sellers’ rights, title and benefits to existing realty appeals and reassessments that relate to the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) and all refunds, rebates, credits, reassessments, readjustments and payments from time to time resulting therefrom.

“Tax Return” or “Tax Returns” shall mean all material returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

 “Tenants” shall mean all Persons having a right to possess or occupy the Lands or any part thereof now or hereafter pursuant to an Existing Lease.

“Termination Date” shall mean the date on which this Agreement is terminated in accordance with the provisions of Article IX.

“TrackNet Media” shall mean TrackNet Media Group, LLC, a distributor of the Racetracks’ horse racing content through media outlets to other racetracks, off track betting facilities, casinos and advance deposit wagering companies, and purchaser of horse racing content from third parties for redistribution.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other such taxes, any conveyance fees, any recording charges and any other similar fees and charges (including penalties and interest in respect thereof).

“Time of Closing” shall mean 10:00 a.m. on the Closing Date.

“Transaction” shall mean the transactions contemplated herein, including the purchase and sale of the Purchased Assets provided for in this Agreement.

“Village at Gulfstream” shall mean The Village at Gulfstream Park, LLC, a Delaware limited liability company.

“Voluntary Liens” shall mean liens and other Encumbrances (other than Permitted Encumbrances) which each of the respective Sellers has knowingly and intentionally placed (or suffered or allowed to be placed) on the Lands, including (x) notices of lis pendens or mechanics’ liens resulting from such Seller’s failure to pay any obligation of the Sellers, and (y) all mortgages, deeds of trust, assignments of leases, financing statements and other instruments securing debt, including any existing mortgages.

“Working Capital” shall mean Current Assets minus Current Liabilities.  The terms “Current Assets” and “Current Liabilities” mean the sum of the current assets and current liabilities, respectively, of the Purchased Companies, calculated in accordance with United States generally accepted accounting principles (“GAAP”); provided, however, that Current Assets shall exclude receivables from Affiliates of MEC, other than trade receivables.

“Xpressbet” shall mean Xpressbet, Inc., a wholly-owned subsidiary of MEC and operator of an account wagering business permitting customers to place wages by telephone and over the internet at over one hundred (100) racetracks in North America, Dubai, Germany and the United Kingdom.

“Xpressbet Stock” shall mean the issued and outstanding common stock of Xpressbet.

Section 1.3.           Other Terms.  Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. As used in this Agreement, any reference to any federal, state, local, or foreign law, including any applicable law, will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include”, “includes”, and “including” will be deemed to be followed by “without limitation”. Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  References in this agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein.

Section 1.4.           Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the terms or provisions of this Agreement and shall not affect the interpretation hereof.

Section 1.5.           Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

Section 1.6.           Time.  Time shall be of the essence of this Agreement.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. on such date.  The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective solicitors. All references herein to time are references to Toronto time.

Section 1.7.           Forest City JV.  Notwithstanding any other provisions hereof, the representations and warranties given hereunder with respect to the Forest City JV are given by the Sellers only to the  knowledge of the Sellers and without inquiry of the management or employees of the Forest City JV, except for the representations and warranties given respecting the Sellers’ direct or indirect ownership and other rights and obligations in respect of the Forest City JV.  Covenants given by the Sellers shall not extend to the Forest City JV; provided however, that, if an issue relating to the Forest City JV arises, which issue would be the subject matter of any of the covenants contained in this Agreement but for the fact that the covenants do not extend to the Forest City JV, subject to any pre-existing agreement, the Sellers shall use commercially reasonable efforts to comply with such covenant and shall vote its voting interests in the Forest City JV in respect of such issue consistent with complying with the relevant covenant as though such covenant did extend to the Forest City JV. The Sellers shall also exercise any other proper influence in the Forest City JV in a manner consistent with complying with the relevant covenant as though such covenant did extend to the Forest City JV, subject to any Applicable Laws, applicable fiduciary duties or contractual obligations (other than under this Agreement).

ARTICLE II
AGREEMENT OF PURCHASE AND SALE

Section 2.1.           Purchase and Sale.  Each Seller hereby agrees to sell, transfer, assign, set over and convey to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and assume from each of the Sellers, upon the terms and subject to the conditions of this Agreement, all right, title and interest of such Seller of any nature whatsoever, in the following Purchased Assets:

(a)           AmTote.  The Reorganized AmTote Stock and the AmTote Canada Stock;

(b)           Forest City JV.  The Forest City JV Interest;

(c)           Lone Star.  The Lone Star Interests;

(d)           Meadows.  The Meadows Note;

(e)           GPRA Thoroughbred.  The Reorganized GPRA Thoroughbred Stock;

(f)            Golden Gate Fields.  The Reorganized Golden Gate Fields Stock;

(g)           Gulfstream.  The Reorganized Gulfstream Stock;

(h)           Land Holdings.  The Reorganized Land Holdings Stock; and

(i)            Xpressbet.  The Xpressbet Stock.

Section 2.2.           Condition of Conveyance.  The Purchased Assets shall be sold, conveyed, assigned, transferred and delivered by the Sellers to the Purchaser by appropriate instruments of transfer, bills of sale, endorsements, assignments and Deeds, all in form and substance reasonably satisfactory to Purchaser, and free and clear of any and all Encumbrances of any and every kind, nature and description, other than Permitted Encumbrances; provided, however, that, to the extent that any of the Purchased Assets consist of leasehold interests in property owned by others, Purchaser hereby acknowledges and agrees that each such Purchased Asset shall be sold, conveyed, assigned, transferred and delivered hereunder subject to all the rights and interests of the owner of the leased property and to any security interest, lien or encumbrance which has been granted by such owner, in each case prior to the date of this Agreement.

Section 2.3.           Deposit.  MID hereby pledges to the Sellers as a Deposit for the satisfaction of its obligations hereunder, including payment of the Purchase Price in accordance with the provisions of Section 2.4, Seventeen Million Nine Hundred Seventy-Nine Thousand Five Hundred Dollars ($17,979,500) of outstanding Gulfstream Indebtedness, representing ten percent (10%) of the Purchase Price.  In the event that this Agreement is terminated (a) by the Sellers in accordance with the provisions of Section 9.1(a) due to MID’s breach of the covenants set forth in Article VI, including MID’s failure to consummate the Transaction upon satisfaction or waiver of all conditions precedent thereto, the Deposit shall be deemed to be liquidated damages for MID’s breach hereof and the MID Indebtedness shall be deemed to have been permanently reduced in the amount of the Deposit, (b) (i) by the Sellers or MID pursuant to Section 9.1(b) or automatically pursuant to the proviso thereto or (ii) by MID  in accordance with the provisions of Section 9.1(a) due to the Sellers’ breach of the covenants set forth in Article V or (iii) by MID in accordance with the provisions of Section 9.3, the Deposit shall immediately be returned to MID and the pledge of MID Indebtedness shall immediately be released, and (c) by either Party for any reason other than the other Party’s breach of the covenants set forth in Article VI, the Deposit shall immediately be returned to MID and the pledge of MID Indebtedness shall be released.

Section 2.4.           Payment of Purchase Price.  At the Closing, the Purchase Price shall be satisfied by (a) application of One Hundred Thirty-Five Million Six Hundred Twenty-Nine Thousand Dollars ($135,629,000) of MID Indebtedness (the “Debt Portion” of the Purchase Price) adjusted as provided in Section 2.5(a) and (b) payment of the balance of the Purchase Price by the Purchaser to the Sellers, by certified or bank cashier’s check or by wire transfer of immediately available funds, all as adjusted pursuant to the terms and provisions of  Section 2.5.  In the event that the aggregate amount of any third-party secured indebtedness which is secured by the Purchased Companies or their assets is reduced by payment or otherwise (the “Reduction Amount”), the amount referred to in clause (b) above shall be reduced by the Reduction Amount and the amount referred to in clause (a) above shall be increased by the Reduction Amount.

Section 2.5.           Purchase Price Adjustment.

(a)           The Debt Portion of the Purchase Price to be paid at the Closing shall be adjusted and increased or decreased, on a dollar-for-dollar basis, in an amount equal to the  Estimated Working Capital.  In connection therewith, the Sellers shall prepare and deliver to MID at least two (2) Business Days prior to Closing the Statement of Closing Adjustments.  The Sellers shall give to MID access to the Sellers’ working papers and supporting materials in order to confirm the Statement of Closing Adjustments.

(b)           Within 30 days after the Closing Date, MID shall prepare and deliver to MEC a statement (the “MID Statement”) setting forth the Working Capital as of the close of business on the Closing Date (the “Closing Date Working Capital”).

(c)           During the 10-day period following MEC’s receipt of the MID Statement, MEC and its independent auditors shall be permitted to review the working papers of MID relating to the MID Statement.  The MID Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless MEC gives written notice of its disagreement with the MID Statement (a “Notice of Disagreement”) to MID before such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Closing Date Working Capital not being calculated in accordance with this Section 2.5.  If a Notice of Disagreement is received by MID in a timely manner, then the MID Statement (as revised in accordance with this sentence) shall become final and binding upon MID and MEC on the earlier of (A) the date MID and MEC resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period following the delivery of a Notice of Disagreement, MID and MEC shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period MID and its auditors shall have access to the working papers of MEC prepared in connection with the Notice of Disagreement.  At the end of such 30-day period, MEC and MID shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and which were properly included in the Notice of Disagreement.  The Accounting Firm shall Ernst & Young LLP or, if such firm is unable or unwilling to act, such other such nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing.  MID and MEC shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm within 30 days after such submission.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.5 shall be borne by MID and MEC in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(d)           Immediately upon the MID Statement becoming final and binding, the Debt Portion of the Purchase Price shall either (a) be increased by the amount by which the Closing Date Working Capital exceeds the Estimated Working Capital or (b) be decreased by the amount by which Closing Date Working Capital is less than the Estimated Working Capital.  MEC and MID shall take all actions necessary to cause the amount of MID Indebtedness to be adjusted to reflect the adjustment provided for in this Section 2.5.

Section 2.6.           Tax Refunds.  On Closing, the Sellers shall assign to the Purchaser all Tax Refunds, if any, together with a direction to the municipality to pay any Tax Refund to the Purchaser and, if any appeal or reassessment is pending, the authorization and appointment of the Purchaser to continue such pending appeal or reassessment, such assignment to be substantially in the form attached hereto as Exhibit C; provided, however, that:

(a)           any Tax Refund in respect of the period (or portion thereof) ending on the day preceding the Closing Date shall remain the property of the respective Seller;

(b)           the Sellers shall make any payments in respect of realty or business taxes for the period (or portion thereof) ending on the day preceding the Closing Date arising from such reassessments or appeals to the applicable Governmental Authorities;

(c)           any Tax Refund for the taxation period that includes the Closing Date (after deduction of out-of-pocket expenses in conducting any such appeal or reassessment, including any commissions payable to agents or consultants) shall be readjusted as of the Closing Date after the conclusion of any assessment appeal;

(d)           to the extent that the Purchaser receives payment of any Tax Refund in respect of the period (or portion thereof) ending on the day preceding the Closing Date, the Purchaser shall hold such Tax Refund in trust for the Sellers and shall, promptly after receipt thereof, pay to the Sellers the amount of any such Tax Refund after deducting a pro rata portion of all reasonable costs and expenses incurred by the Purchaser in connection with such appeal or reassessment; and

(e)           if, after Closing, the Purchaser wishes to discontinue any realty tax appeal or reassessment in respect of realty taxes paid or payable for the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) during the period (or portion thereof) ending on the day preceding the Closing Date, the Purchaser shall give notice to the Sellers and if requested by the Sellers, the Purchaser shall re-assign to the Sellers all the Purchaser’s right, title and benefit to such appeals and reassessments with a direction to the municipality to pay any resulting Tax Refund to the Sellers, and the Purchaser shall cease to have any right in the Tax Refund.

Notwithstanding any other provision in this Agreement to the contrary, in the event the Sellers pursue any realty tax appeals and/or reassessments in respect of the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) on or after the Closing Date, any Tax Refund received by the Sellers in connection with such appeals and/or reassessments that relate to the period (or portion thereof) ending on the day preceding the Closing Date shall be for the account of the Sellers.  To the extent the Sellers receive any Tax Refund in connection with such appeals and/or reassessments that relate to the period (or portion thereof) from and after the Closing Date, the Sellers shall hold such Tax Refund in trust for the Purchaser and shall promptly after receipt thereof pay to the Purchaser the amount of such Tax Refund, after deducting a pro rata portion of all reasonable costs and expenses incurred by the Sellers in connection with such appeal or reassessment.  In the case of any taxation period that includes the Closing Date, the realty taxes and refunds thereof attributable to the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) shall be allocated between the period ending on the day preceding the Closing Date and the period from and after the Closing Date on a per diem basis.

Section 2.7.           Assumption of Liabilities.  Notwithstanding any provision contained in this Agreement to the contrary, on the Closing Date, Purchaser shall assume certain obligations and liabilities of the Sellers, to the extent but only to the extent as set forth on Exhibit D hereto, as and when such Assumed Liabilities shall become due and payable pursuant to the terms of the documents pursuant to which such Assumed Liabilities were created, including, to the extent set forth on Exhibit D, the payment of all amounts necessary to cure any monetary defaults in respect of such Assumed Liabilities.  Without in any way limiting the foregoing, on the Closing Date, in accordance with the terms and conditions of the Sale Order, the Sellers shall be relieved of any liability with respect to such Assumed Liabilities.

Section 2.8.           Tax Reorganization.  In the event that the Purchaser concludes that it is necessary or desirable to proceed with another form of transaction whereby the Purchaser would effectively acquire all of the Purchased Assets and/or the assets of the Purchased Companies (including the direct purchase by the Purchaser of certain lands and/or assets from the Purchased Companies or their subsidiaries or the conversion of any Purchased Company into a limited liability company by merger or otherwise) on economic terms having consequences to the Sellers which are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), the Sellers agree to complete such Alternative Transaction in the same manner as the Transaction, to amend such provisions of this Agreement as are necessary to achieve such results and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction.  The Sellers shall cooperate with the Purchaser in its consideration of any possible Alternative Transaction to the extent reasonably requested, including by providing the Purchaser with reasonable access to information, records, documents, properties and personnel after reasonable prior notice and during normal business hours.

Section 2.9.           Alternative Asset Purchase.  Upon written notice delivered by the Purchaser to the Sellers not later than 30 days prior to the Closing Date, the Purchaser may elect in its sole discretion to purchase the respective assets of MEC Lone Star, LP and its Subsidiaries, Xpressbet and its Subsidiaries and AmTote Canada and its Subsidiaries, if any, in lieu of purchasing the Lone Star Interests, the Xpressbet Stock and the AmTote Canada Stock, respectively, and in connection with such purchase, the Purchaser shall not assume any of the liabilities of such entities other than liabilities pursuant to contracts assigned to the Purchaser as part of such purchase.  Upon such election, the parties shall promptly negotiate in good faith an amendment to this Agreement giving effect to the foregoing, without modifying any of the other provisions of this Agreement, including the Purchase Price and the representations and warranties.

ARTICLE III
COURT APPROVAL

Section 3.1.           Conditions Precedent.  In addition to the conditions set forth in Article VII, it shall be a condition precedent to the obligations of each of the parties to this Agreement that (i) the Bankruptcy Court shall have entered the Sale Order, after notice and a hearing as defined in section 102(1) of the Bankruptcy Code, approving the terms and conditions of this Agreement and authorizing the Sellers to perform all acts necessary to consummate the Transaction and (ii) the Bankruptcy Court shall have entered the Confirmation Order, which order shall have become a Final Order.  Without in any way limiting the foregoing, as soon as practicable following the date hereof, but in no event later than March 9, 2009, the Sellers shall file the Sale Motion with the Bankruptcy Court, which motion shall request, among other things, (a) entry of the Sale Order and (b) entry of the Interim Order providing for, among other relief, the implementation of bidding procedures in connection with the solicitation and submission of higher and better offers for the Purchased Assets, in whole or in part.  The Sellers shall, no later than 60 days from the date hereof, prepare and file with the Bankruptcy Court: (A) a Disclosure Statement with respect to the Plan (the “Disclosure Statement”) and (B) the Plan.  The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement and the Orders approving the same (including the Confirmation Order), to the extent any of the foregoing impact the transactions contemplated herein, shall be reasonably acceptable in form and substance to MID and shall provide for the discharge of all contingent liabilities of the Purchased Companies.

Section 3.2.           Allocation of Purchase Price.  Within sixty (60) Business Days after the Closing Date, the Purchaser shall provide the Sellers with a schedule (the “Allocation Schedule”) setting forth the Purchaser’s allocation of the Purchase Price among the Purchased Assets.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder and any applicable provision of state, local or foreign law.  Such allocation shall be deemed final unless MEC has notified the Purchaser in writing of any disagreement with the Allocation Schedule within thirty (30) Business Days after submission

thereof by the Purchaser.   If the allocation is deemed final or the Purchaser and MEC reach such agreement, the Purchaser, MEC and the Sellers shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 3.2.  In the event that the parties hereto do not agree to a purchase price allocation in accordance with this Section 3.2, then the Sellers and the Purchaser shall refer the disagreement to the Accounting Firm.  The Accounting Firm shall resolve any disagreement within 30 days and the Sellers and the Purchaser agree the decision of the Accounting Firm shall be conclusive and binding on both the Sellers and the Purchaser.  The fees of the Accounting Firm shall be borne by the Sellers and the Purchaser in inverse proportion as they may prevail on the disagreement resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered.  The Purchaser, MEC and the Sellers shall execute and file all Tax Returns and other related documents in a manner consistent with the Accounting Firm’s determination.

Section 3.3.           Sale to Third Party.  In the event that one or more sales of any of the Purchased Assets to any entity or entities, other than the Purchaser, is consummated and this Agreement is terminated, Sellers shall, subject to entry of the Interim Order by the Bankruptcy Court, promptly pay to MID cash in an amount equal to its reasonable and documented external fees and expenses incurred in connection with the negotiation and documentation of this Agreement and efforts undertaken by MID to evaluate and consummate the Transaction during the period from the date hereof up to and including the Termination Date.  In the event that the Sellers shall reasonably disagree with the amount requested by MID with respect to such fees and expenses, the Sellers shall file an application with the Bankruptcy Court to determine the reasonableness thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.           Representations and Warranties of the Sellers.  Except as disclosed on the attached Disclosure Schedule, each of the Sellers, jointly but not severally, hereby represents and warrants to and in favor of the Purchaser, as follows:

(a)           The Sellers are duly formed and subsisting under the respective laws of their states of formation, are properly qualified to do business in such states, and have the corporate power, authority, right and capacity to own the Purchased Assets, including the Lands, and to enter into, execute and deliver this Agreement and, subject to the entry of the Sale Order and the Confirmation Order, to carry out the Transaction in the manner contemplated by this Agreement.

(b)           The Transaction has been duly and validly authorized by all requisite corporate or other proceedings of each of the Sellers, the Purchased Companies and the Forest City JV, and subject to the entry of the Sale Order and the Confirmation Order, upon execution and delivery by the Sellers and the Purchaser, this Agreement and all other documents and agreements to be delivered by the Sellers pursuant to this Agreement shall constitute legal, valid and binding obligations of the Sellers.

(c)           Each of the Purchased Companies and the Forest City JV is duly formed and subsisting under the respective laws of the state of its formation, is properly qualified to do business in such state, and has the corporate power or other authority, right and capacity to own, operate and/or lease the properties and assets now owned, operated and/or leased by it, and to carry on its business in all respects as currently conducted by it.

(d)           Neither the execution of this Agreement nor its performance by the Sellers will result in a breach of any term or provision, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Sellers, the Purchased Companies, or the Forest City JV under the constituent documents or by-laws of the Sellers, the Purchased Companies or the Forest City JV, or any indenture, mortgage, deed of trust or any other agreement to which any of them is a party, or by which any of them is bound, and, other than the Sale Order and the Confirmation Order and any applicable approvals of any Governmental Authority, no consent, approval or other documentation is necessary to enable the Sellers to complete the Transaction pursuant to this Agreement in compliance with all existing obligations, Permits or Licenses of the Sellers, the Purchased Companies and the Forest City JV, and in compliance with all Applicable Laws, Permitted Encumbrances and any other obligations or agreements which affect the Purchased Assets, the Purchased Companies and the Forest City JV.

(e)           To the knowledge of any of the Sellers, neither the execution of this Agreement nor its performance by any of the Sellers will result in a breach of any term or provision or constitute a default under, or conflict with or cause the acceleration of any obligation of any of the Sellers under, any indenture, mortgage, deed of trust or any other material agreement to which MEC or any Subsidiary of MEC is a party, or by which MEC or any Subsidiary of MEC is bound and no consent, approval or other documentation, other than the Sale Order and the Confirmation Order and any applicable approvals of any Governmental Authority, is necessary to enable the Sellers to complete the Transaction pursuant to this Agreement in compliance with all existing obligations of MEC or any Subsidiary of MEC.

(f)            There are no actions, suits, proceedings, claims, investigations, applications or complaints (whether or not purportedly on behalf of any of the Sellers) pending or, to the Sellers’ knowledge, threatened against or affecting any of the Sellers, the Purchased Companies or the Forest City JV, which in any way relate to or involve or could adversely affect the Purchased Assets, the Purchased Companies or the Forest City JV, or the occupancy or use of the Lands by the Sellers, the Purchased Companies, the Joint Ventures or by the Tenants, in law or in equity, which could affect the validity of this Agreement or any transaction provided for in this Agreement, the title to the Purchased Assets or any part of the Purchased Assets, any material assets of the Purchased Companies and the Forest City JV, the value of the Purchased Assets or the conveyance of any of the Purchased Assets to the Purchaser.

(g)           Except with respect to the Forest City JV, other than the Purchaser, no Person has any written or oral agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase or acquisition of all or any of the Purchased Assets or the assets of the Purchased Companies and the Joint Ventures; other than the Sale Order and the Confirmation Order, the Sellers have obtained all consents necessary to the sale of the Purchased Assets to the Purchaser and none of the Sellers is a party to or bound by any written or oral agreement pursuant to which any further consents or approvals are required in connection therewith or pursuant to which the Sellers are or would be required to share the proceeds of the Transaction contemplated herein with any other Person.

(h)                                 The relevant Seller, or the relevant Purchased Company, owns and has sole legal and beneficial title to all of the Purchased Assets (subject to the Permitted Encumbrances), and the relevant Seller, or the relevant Purchased Company has legal, valid and marketable fee simple title to, and the exclusive right to possess, use and occupy the Lands subject to any applicable Existing Leases.  The Sellers have the full right, power and authority to sell the Purchased Assets to the Purchaser as contemplated by this Agreement.

(i)                                     The property and assets of each Purchased Company and the Forest City JV (other than the Lands) are owned beneficially by it as the beneficial owner thereof with good and marketable title thereto, free and clean of all Encumbrances other than Permitted Encumbrances.  Each Purchased Company possesses the tangible and intangible assets necessary to conduct the business of such Purchased Company as currently conducted.

(j)                                     Exhibit H hereto sets forth the capitalization of each of the Purchased Companies and the Forest City JV.  All of the outstanding shares of capital stock, interests of the Purchased Companies and the interest in the Forest City JV, in each case which comprise a part of the Purchased Assets are validly issued, fully paid and non-assessable (or with respect to the Reorganized AmTote Stock, Reorganized Golden Gate Fields Stock, Reorganized GPRA Thoroughbred Stock, Reorganized Gulfstream Stock and Reorganized Land Holdings Stock, will be validly issued, fully paid and non-assessable) and are not subject to, nor were they issued in violation of, any preemptive rights, and, except as set forth in Exhibit H hereto, such shares or interests are or will be, as the case may be, owned by the Sellers, free and clear of any Encumbrance (other than Permitted Encumbrances) with respect thereto.  Except as described above, as of the date hereof, there are not, and at the Closing there will not be, any capital stock or other equity interests in the Purchased Companies or the Forest City JV issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating any Purchased Company or the Forest City JV to issue, transfer or sell any of its capital stock or other equity interests, or any agreements, arrangements, or understandings granting any Person any rights in any Purchased Company or the Forest City JV similar to capital stock or other equity interests.

(k)                                  Neither the Sellers nor the relevant Purchased Company, has any knowledge of, nor have the Sellers (or the relevant Purchased Company) received notice of, any claim for adverse possession to the Lands or other claims adverse to the title of the Sellers (or the relevant Purchased Company) in the Lands (other than any Claim that is cleared to the satisfaction of the Purchaser on or before the Closing as provided herein).

(l)                                     To the knowledge of the Sellers, no consent by any Governmental Authority, including any horse racing board or other regulatory or licensing body, is required in connection with the Purchaser’s acquisition of the Purchased Assets and where applicable, the cessation of the Sellers’ operations on the Lands, nor will the Purchaser be required to become licensed by, or otherwise submit to the regulatory regime of, any horse racing board or other regulatory or licensing body by virtue of the Purchaser’s acquisition of the Purchased Assets (so long as the Purchaser or the applicable Purchased Company does not operate a race track or other gaming venue on the Lands).

(m)                               To the knowledge of the Sellers, neither the Sellers nor the Purchased Companies have made any commitments to any Person relating to the Lands that would impose an obligation on the Purchaser to make contributions of money or land, or to install or maintain any improvements thereon.

(n)                                 The Lands and the current use thereof are in material compliance with all Applicable Laws affecting the Lands and their use, and the Purchased Companies and the Forest City JV are in material compliance with all Applicable Laws affecting the Lands and their use and the business of the Purchased Companies and the Forest City JV; no notice of violation of any Applicable Laws, or of any covenant, condition, restriction or easement affecting the Lands or its use or occupancy, has been received by the Sellers or the relevant Purchased Company or the Forest City JV from any Governmental Authority having jurisdiction over the Lands or any of them or from any other Person entitled to enforce the same.  Each Purchased Company and the Forest City JV holds all licenses, permits, approvals, consents, certificates, registrations and similar authorizations (whether governmental, regulatory or otherwise) (a “Company License”) necessary to carry on the business as currently conducted by it or to own or lease any of the property or assets utilized by it as such property or assets are currently owned, leased or utilized.  Each Company License and Permit is valid, subsisting and in good standing and the applicable Seller, Purchased Company or the Forest City JV is not in default or breach of such Company License or Permit and, to the knowledge of the Sellers (or the relevant Purchased Company), no proceeding is pending or threatened to revoke or limit any Company License or Permit and there is no circumstance that may reasonably result in such a revocation or limitation.

(o)                                 To the knowledge of the Sellers (or the relevant Purchased Company), there is no existing or proposed plan, study, investigation, inquiry or effort by any Governmental Authority or any other Person (including with respect to any changes in building or zoning regulations) which in any way affects or would affect the present or future use of the Lands, its future development potential or the current zoning of the Lands, and there is no existing, proposed or contemplated plan to modify any street or highway or any existing, proposed or contemplated eminent domain proceedings that would affect the Lands in any material respect, and neither the Sellers nor any prior owner of the Lands, and to the knowledge of the Sellers, neither MEC nor any Subsidiary of MEC, has executed, or caused to be executed, any agreement with, or for the benefit of any Governmental Authority with respect to the Lands or any portion thereof restricting the use, development or occupancy of the Lands or which would otherwise affect the Lands in any material respect following Closing.

(p)                                 To the knowledge of the Sellers (or the relevant Purchased Company), no defect or condition of the Lands or the soil or geology of the Lands exists which impairs the current use or future development potential of the Lands.

(q)                                 With the exception of the Permitted Encumbrances and obligations which may arise under the Existing Leases, on the Closing Date, there will be no Encumbrances on the title to the Purchased Assets or any part thereof.

(r)                                    The Sellers have, or the relevant Purchased Company has, diligently made all payments to be made and otherwise observed and performed or caused to be observed or performed all covenants and obligations to be observed or performed by the Sellers (or the relevant Purchased Company) under the Existing Contracts and the Existing Leases in each case in all material respects.

(s)                                  (i) the Existing Leases disclosed to the Purchaser pursuant to Exhibit F hereto are the only Leases relating to or affecting the Lands as of the date hereof, the Sellers (or the relevant Purchased Company) has not otherwise leased, subleased or otherwise granted to any Person the right to use or occupy the Lands or any portion thereof, and at Closing there shall not be any Leases affecting the Lands other than the Existing Leases, and such Existing Leases constitute, in each case, the entire agreement between the Sellers and the Tenants with respect to the lease or occupancy of space on or within the Lands; (ii) each of the Existing Leases is in full force and effect and, to the Sellers’(or the relevant Purchased Company’s) knowledge, constitutes a legal, valid and binding obligation of the Tenant thereunder enforceable as against the Tenant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity; (iii) neither the Sellers, the relevant Purchased Company, nor, to the knowledge of the Sellers, any Tenant is in material default in the performance of any of its covenants, conditions or obligations under any of the Existing Leases and, at the Time of Closing, there shall not exist a default or an event which, with the passage of time or the giving of notice or both, would constitute a default in the performance and/or observance of the obligations on the part of the Sellers or the relevant Purchased Company under any of the Existing Leases; (iv) none of the Sellers nor any of the relevant Purchased Companies has waived or omitted to take any action in respect of any material rights under any of the Existing Leases, and neither the Sellers or the relevant Purchased Companies, nor, to the knowledge of the Sellers, except for any default resulting from the insolvency of such Seller or Purchased Company, any Tenant is claiming any default on the part of the other under any of the Existing Leases or taking any action purportedly based upon any such default; (v) there are no agreements, commitments, undertakings or understandings (whether oral or written) between the Sellers and the Tenant (or the relevant Purchased Company and the Tenant) with respect to any of the Existing Leases except as disclosed to the Purchaser pursuant to Exhibit F hereto; and (vi) as of the date of this Agreement, none of the Sellers and none of the Purchased Companies has received any written request from any Tenant to assign the Existing Leases, other than as disclosed in writing to the Purchaser pursuant to Section 5.1.

(t)                                    (i) the Existing Contracts disclosed to the Purchaser pursuant to Exhibit E hereto are the only Contracts relating to or affecting the Lands or otherwise material to the applicable Seller, Purchased Company or the Forest City JV, and at Closing there shall not be any Contracts affecting the Lands or otherwise material to the applicable Seller, Purchased Company or the Forest City JV, other than the Existing Contracts; (ii) none of the Sellers, Purchased Companies or the Forest City JV is a party to, and neither the Sellers, Purchased Companies or the Forest City JV nor any of the Purchased Assets is or on Closing will be bound or affected by, any Contracts (whether oral or written) except the Existing Contracts; (iii) except for any default resulting from the insolvency of such Seller or Purchased Company, none of the Sellers, Purchased Companies or the Forest City JV has either given or received notice of any default, and neither the Sellers, the Purchased Companies or the Forest City JV nor, to the knowledge of the Sellers, any other party thereto is in material default under any of the Existing Contracts and, at the Time of Closing, there shall not exist any default or event which, with the passage of time or the giving of notice or both, would constitute a default in the performance and/or observance of the obligations on the part of the Sellers (or the relevant Purchased Company or the Forest City JV) under any of the Existing Contracts (including the Permitted Encumbrances); and (iv) each of the Existing Contracts (including the Permitted Encumbrances)

is in full force and effect as to the Sellers (or the relevant Purchased Company or the Forest City JV), unamended by oral or written agreement except as disclosed to the Purchaser pursuant to Exhibit E hereto, and each Seller (or the relevant Purchased Company or the Forest City JV) is entitled to the full benefit and advantage of each of the Existing Contracts to which it is a party in accordance with the terms thereof.

(u)                                 The documents and information delivered or made available to the Purchaser pursuant to Section 5.1 constitute all of the material documentation with respect to the Purchased Assets within the Sellers’ possession or control and at Closing, there shall not exist:

(i)                                     any information or documentation relating to the Purchased Assets which was not disclosed or made available by the Sellers, as applicable, to the Purchaser as required by Section 5.1; or

(ii)                                  any incompleteness of the information or documentation provided to the Purchaser pursuant to Section 5.1 with respect to the subject matter of such information or documentation; or

(iii)                               any inaccuracy in any of the information or documentation provided to the Purchaser pursuant to Section 5.1,

the effect of which lack of disclosure, incompleteness or inaccuracy is that the Purchaser was not aware of facts or circumstances which result, or could be reasonably expected to result, in a material adverse change in the value of the Purchased Assets.

(v)                                 To the knowledge of the Sellers, each of the Lands constitutes a properly subdivided, legally existing parcel of land that may be legally conveyed to the Purchaser at Closing in accordance with the Land Development Code, without any further approval by any Governmental Authority, other than recordation of the Deed.

(w)                               To the knowledge of the Sellers, Exhibits G-1, G-2 and G-3 describe the Lands as they exist today, and there have been no material alterations or additions to any of the Lands since the date of the applicable survey which would have materially affected the outline or setbacks of same, nor have there been any buildings erected on the Lands therein.

(x)                                   There is direct access to, and egress from, the Lands from adjacent public roadways or streets abutting the Lands and, to the knowledge of the Sellers (or the relevant Purchased Company), there is no fact or condition which may result in interference with or termination of such access.

(y)                                 To the knowledge of the Sellers, there are no unrecorded agreements in respect of access to the Lands, or encroachments by any buildings, structures, improvements or appurtenances on the Lands onto abutting lands, or encroachments onto the Lands by buildings, structures, improvements or appurtenances owned by the owners of any abutting lands.

(z)                                   All covenants, conditions, restrictions, easements and similar matters affecting the Lands have been complied with in all material respects, and all Permits of Governmental Authorities having jurisdiction necessary in connection with the current use and operation of the Lands have been obtained and are in good standing in all material respects.

(aa)                            The Sellers and the relevant Purchased Companies have operated the Lands, and, until Closing, will operate the Lands, in the ordinary course in accordance with industry standard practices as would a prudent owner of comparable properties and has carried out all routine day to day repairs and maintenance in respect thereof.

(bb)                          Except for Permitted Encumbrances, there is nothing owing in respect of the Lands to any local corporation or to any other corporation or commission owning or operating a public utility and there are no local improvement charges or special levies due and outstanding against the Lands nor have the Sellers (or the relevant Purchased Company) received any notice of proposed local improvement charges or special levies; all realty, business and other taxes with respect to the Lands which are due or exigible have been paid in full, except to the extent that they are to be adjusted at Closing, and there are no currently outstanding reassessments or questions which have been issued or, to the Sellers’ knowledge, raised by any taxing authority with respect to any such taxes.

(cc)                            All utilities required for the current operation of the Lands connect or are available for connection into the Lands through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid and enforceable recorded easements and are sufficient for the current operation of the Lands.

(dd)                          To the knowledge of the Sellers, the Sellers are the valid, lien free owner of the Development Rights, which are all of the transferable development rights that have been allocated to the Sellers or the Lands.  To the knowledge of the Sellers, the Sellers have the power, ability and legal entitlement to convey and transfer the Development Rights in accordance with the Land Development Code and any other Applicable Laws.  To the knowledge of the Sellers, the assignment of Development Rights more particularly described in Section 8.2(n) is sufficient to fully convey and transfer all of the Sellers’ right, title and interest in and to the Development Rights to the Purchaser and no other documentation is necessary for the Sellers to satisfy its obligations pursuant to Section 8.2(n) of this Agreement.

(ee)                            To the knowledge of the Sellers, the Sellers have not taken any action that would reasonably be expected to serve as an impediment to the Purchaser proceeding with the redevelopment of the Lands in accordance with the Permits and the Land Development Code.

(ff)                                None of the Sellers is a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of U.S. Internal Revenue Code of 1986, as amended, Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

(gg)                          The Sellers and each Person owning an interest (directly or indirectly) in the Sellers is not:  (i) identified on the “Specially Designated Nationals or Blocked Persons List” maintained by the Office of Foreign Purchased Assets Control, Department of Treasury (the “OFAC”) and/or any other similar list maintained by the OFAC or the United States Department of Commerce, Bureau of Industry and Security of any other United States Governmental Authority pursuant to Applicable Laws; and (ii) a Person with whom a United States person is prohibited to engage in transactions pursuant to any trade embargo, economic sanction, or other prohibition of Applicable Laws, or Executive Order of the President of the United States or United Nations decree or resolution, provided, however, that this Subsection shall not apply to any Person to the extent that such Person’s interest in the Sellers is through a U.S. Publicly-Traded Entity and as used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned Subsidiary of such a Person.

(hh)                          Any fee due to any broker or agent retained by the Sellers in respect of this Agreement or the Transaction shall be paid by the Sellers.

(ii)                                  To the knowledge of the Sellers, the Lands and use thereof have been, are in material compliance with, Environmental Laws, except as specifically disclosed in Environmental Reports delivered to the Purchaser pursuant to Section 5.1.

(jj)                                  To the knowledge of the Sellers, the Sellers have delivered to the Purchaser true and complete copies of any and all reports, studies, analyses, evaluations, assessments or monitoring data which could reasonably be considered to contain a material fact pertaining to Hazardous Substances or Hazardous Activities in, on, under or related to the Lands, compliance by the Sellers with Environmental Laws or any actual or potential Environmental Liability of the Sellers with respect to the Lands.  Except as have been or will be made available to the Purchaser pursuant to Section 5.1, to the knowledge of the Sellers, there are no environmental reports, studies, audits, analyses, evaluations, assessments or monitoring data relating to the Lands (including, without limiting the generality of the foregoing, any Phase I, II or III environmental assessment reports) undertaken by the Sellers or any other Person of which the Sellers have knowledge which are in the possession or control of the Sellers and, to the knowledge of the Sellers, except as specifically disclosed in Environmental Reports delivered to the Purchaser pursuant to Section 5.1, no underground storage tanks are or have been located on the Lands.

(kk)                            Except as specifically disclosed in Environmental Reports delivered to the Purchaser pursuant to Section 5.1:  (i) neither the Sellers nor the Purchased Companies have received any written notice from any competent authority of, or been prosecuted for, non-compliance with Environmental Laws in respect of the Lands or use thereof nor have the Sellers, the Purchased Companies, or (to the knowledge of the Sellers) any previous owner of the Lands settled any allegation of such non-compliance prior to prosecution, which in each case or in the aggregate would reasonably be expected to give rise to future material liability; (ii) there are no notices, orders or directives relating to environmental matters received by the Sellers requiring, or notifying any of the Sellers of any actual or potential violation or failure to comply with any Environmental Laws, that it is or may be responsible for, any containment, clean-up, remediation, or corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Laws with respect to the Lands or any adjacent real property, or of any actual or potential obligation to undertake or bear the cost of any Environmental Liability, including with respect to any Hazardous Activity in respect of the Lands, which in each case or in the aggregate would reasonably be expected to give rise to future material liability; and (iii) neither the Sellers nor (to the knowledge of the Sellers) any tenant of the Lands, past or present, has caused or knowingly permitted, nor has there been, any release, emission, spill or discharge in any manner whatsoever, of any Hazardous Substance on, in, from or in connection with the Lands, nor, to the knowledge of the Sellers, around the Lands, or its use or operation which would reasonably be expected to adversely affect the value of the Lands or in respect of which the owner or occupant of the Lands would reasonably be expected to incur any material liability.

(ll)                                  Neither the Sellers nor the relevant Purchased Company have used, or knowingly permitted to be used, the Lands to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance in a manner that would reasonably be expected to result in the owner or occupant of the Lands incurring any material Environmental Liabilities.

(mm)                      Neither the Sellers nor the relevant Purchased Company have received any written notice of any, and, to the knowledge of the Sellers, there is no threatened or pending eminent domain, condemnation or rezoning proceedings with respect to the Lands or any part of the Lands.

(nn)                          Each Purchased Company and the Forest City JV has good, valid and marketable title to, or the right to use, all of its Intellectual Property Rights.  To the knowledge of Sellers, all current and former employees of any of the Purchased Companies and the Forest City JV have assigned to the Purchased Company or the Forest City JV at which they work or worked, as the case may be, all Intellectual Property Rights that such employees have created while in the scope of their employment with such Purchased Company or the Forest City JV, including copyrights in works made for hire and patents, except where failure to assign such Intellectual Property Rights would not reasonably be expected to materially impair the ability of such Purchased Company or the Forest City JV to continue to obtain free of charge the benefits of such Intellectual Property Rights.  Exhibit I lists each registered Intellectual Property Right owned by each of the Purchased Companies and the Forest City JV and each material contract, license and agreement with respect to Intellectual Property Rights pursuant to which any of the Purchased Companies and the Forest City JV have granted any Person the right to reproduce, distribute, market or exploit Intellectual Property Rights.  There is no action, pending, or to the Sellers’ knowledge, threatened that challenges the validity of ownership or use of any Intellectual Property Rights of the Purchased Companies and the Forest City JV.  To Sellers’ knowledge, no third party’s operations or products infringe on the Intellectual Property Rights in any material respect.  To Sellers’ knowledge, the Purchased Companies’ and the Forest City JV’s operations and products do not infringe in any material respect on the intellectual property rights of any other Person.  Neither the Sellers nor any of the Purchased Companies or the Forest City JV have received during the preceding two (2) years any written claim of infringement with respect to any Intellectual Property Rights used by the Purchased Companies or the Forest City JV.

(oo)                          Exhibit J hereto sets forth a complete list of all material insurance policies with respect to which any of the Purchased Companies or the Forest City JV are a party, a named insured or otherwise the beneficiary of coverage.

(pp)                          All material benefit and compensation plans, contracts, policies or arrangements sponsored, maintained by, contributed to by or required to be contributed to by any of the Purchased Companies for the benefit of any current or former employees of the Purchased

Companies, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans but excluding, in each case, collective bargaining agreements and plan, contracts, policies or arrangements mandated by Applicable Laws (the “Benefit Plans”) are listed on Exhibit K.  Each Benefit Plan which has received a favorable determination or opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified to the extent available.

(qq)                          True and complete copies of the following documents with respect to each of the Benefit Plans (other than any Multiemployer Plan, Multi-Employer Health Plan or Governmental Plan) have been made available to Purchaser by the Sellers to the extent applicable: (i) any plans and related trust or funding agreements and all amendments thereto, (ii) the most recent annual report, (iii) the most recent summary plan descriptions, (iv) and the most recent actuarial valuation reports and financial statements.

(rr)                                To the knowledge of the Sellers, all Benefit Plans of the Purchased Companies covering any current or former employees of the Purchased Companies located in the United States, other than Multiemployer Plans, Multi-Employer Health Plans or Governmental Plans, are in substantial compliance with ERISA, the IRC and other applicable laws.

(ss)                            All Benefit Plans of the Purchased Companies which are subject to ERISA (an “ERISA Plan”) that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that are intended to be qualified under Section 401(a) of the IRC, have received a favorable determination letter from the IRS covering all tax law changes or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the IRC, and, to the knowledge of the Sellers, there does not exist any circumstance likely to result in the loss of the qualification of any Pension Plan under Section 401(a) of the IRC.

(tt)                                To the knowledge of the Sellers, the Purchased Companies have not engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Purchased Companies to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in an amount which would be material.

(uu)                          None of the Purchased Companies have incurred or, to the knowledge of the Sellers, reasonably expects to incur a material tax or penalty imposed by Section 4980 of the IRC or Section 502 of ERISA.

(vv)                          To the knowledge of the Sellers, except as set forth on Exhibit K, no Benefit Plan of the Purchased Companies, other than any Multiemployer Plan, is subject to Section 412 of the IRC or Title IV of ERISA.

(ww)                      As of the date hereof, there is no material pending or, to the knowledge of Seller, threatened, litigation relating to the Benefit Plans which are not Multiemployer Plans, Multi-Employer Health Plans or Governmental Plans.  To the knowledge of the Sellers, as of the date hereof, there is no material pending or threatened litigation relating to any Benefit Plan which is a Multiemployer Plan, Multi-Employer Health Plan or Governmental Plan.

(xx)          Except as set forth on Exhibit K, the Purchased Companies do not have any material obligations for retiree health and life benefits under any Benefit Plan excluding any Benefit Plan which is a Multiemployer Plan, Multi-Employer Health Plan or Governmental Plan.

(yy)                          The Purchased Companies have complied in all material respects with the requirements of Section 4980B of the IRC and Title I, Subtitle B, part 6 of ERISA.

(zz)                              The Purchased Companies have not withdrawn or partially withdrawn from any Multiemployer Plan with respect to which there is any outstanding material liability as of the date of this Agreement.  The Purchased Companies have not received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, or that such plan intends to terminate or has terminated.

(aaa)                      There has been no amendment to, announcement by the Purchased Companies relating to, or change in employee participation or coverage under, any Benefit Plan excluding any Benefit Plan which is a Multiemployer Plan, Multi-Employer Health Plan or Governmental Plan, which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, nor the consummation of the Transaction will (i) entitle any employees of the Purchased Companies located in the United States to severance pay or any increase in severance pay upon any termination of employment after the date hereof under any Benefit Plan, excluding any Benefit Plan which is a Multiemployer Plan, Multi-Employer Health Plan or Governmental Plan, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, excluding any Benefit Plan which is a Multiemployer Plan, Multi-Employer Health Plan or Governmental Plan, or (iii)  result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the IRC.

(bbb)                   Each of the applicable Purchased Companies holds a license to conduct live horse racing with pari mutuel wagering at the respective Racetracks and, to the extent applicable, has received permission to lease and operate the OTB Facilities.

(ccc)                      All material Tax Returns required to be filed by or with respect to the Purchased Companies, the Purchased Assets or, to the knowledge of the Sellers, the Forest City JV have been timely filed (taking into account valid extensions of the time for filing) and all such Tax Returns are true, complete and accurate in all material respects.  The Sellers, the Purchased Companies and, to the knowledge of the Sellers, the Forest City JV have timely paid, or caused to be paid, all material Taxes shown as due on such Tax Returns.  There are no examinations or other administrative or court proceedings relating to material Taxes in progress or pending, and there is no existing, pending or threatened in writing claim, proposal or assessment against any Purchased Company or, to the knowledge of the Sellers, the Forest City JV for material Taxes.

Section 4.2.                                Representations and Warranties of MID.  MID represents and warrants to and in favor of the Sellers, as follows:

(a)                                  MID is a corporation duly existing under the laws of the Province of Ontario and has the corporate power, authority, right and capacity to enter into this Agreement and to carry out the Transaction in the manner contemplated by this Agreement.

(b)                                 The Transaction has been duly and validly authorized by all requisite corporate proceedings; upon execution and delivery by the Sellers and MID, this Agreement and all other documents and agreements to be delivered by the Purchaser pursuant to this Agreement shall constitute legal, valid and binding obligations of MID and the Purchaser; and

(c)                                  MID has not engaged or become liable to any broker in respect of this Agreement or the Transaction.

Section 4.3.                                Survival.  The representations contained in this Agreement or in any Closing Documents shall not survive the Closing.   Notwithstanding anything contained in this Agreement to the contrary, all of the representations, shall be subject to the following conditions and limitation: in the event that, prior to the Closing, MID or the Purchaser gains current actual knowledge of a fact or circumstance which, by its nature and plainly on its face, indicates that a representations is, was, or will become untrue or inaccurate, then MID or the Purchaser shall not have the right to bring any lawsuit or other legal action against the Sellers, nor pursue any other remedies against the Sellers, as a result of the breach of the representations caused thereby, but MID or the Purchaser’s sole right shall be to terminate this Agreement and not to proceed with the Transaction, in which event there shall be no liability on the part of the Sellers for breaches of representations of which the Purchaser had current actual knowledge prior to the Closing. For greater certainty and notwithstanding the foregoing, the parties hereto acknowledge and agree that the mere delivery by the Sellers to the Purchaser, and possession by the Purchaser, of the documents and instruments contemplated in Section 2.2 shall not be sufficient to constitute actual knowledge on the part of the Purchaser that a representations is, was or has become untrue or inaccurate.

Section 4.4.                                Non-Waiver.  The Sellers agree that the Purchaser’s right to do searches, reviews, examinations, investigations, inspections, assessments, audits and analyses, and the exercise of such right, shall not affect, reduce or mitigate any of the Representations or covenants of the Sellers contained in this Agreement or any of the damages and costs owing by the Sellers to the Purchaser as a result of any breach of such Representations or covenants.

ARTICLE V
COVENANTS

Section 5.1.                                Covenants of the Sellers.  From and after the date hereof, the Sellers covenant and agree as follows:

(a)                                  The Sellers shall promptly deliver or make available to MID the following in respect of the Purchased Assets:

(1)                                  copies of all Existing Leases, copies of all notices, consents or approvals received or sent by or on behalf of the Sellers in respect of the Existing Leases, and a copy of each notice of default, if any, received or sent by or on behalf of the Sellers in respect of any Existing Lease if the default referred to in such notice remains outstanding;

(2)                                  copies of all Existing Contracts and each notice of default, if any, received or sent by or on behalf of the Sellers in respect of any Existing Contract if the default referred to in such notice remains outstanding;

(3)                                  the most current survey of the Lands, if any, in the Sellers’ possession, which shows the Lands, as currently constituted (or an updated survey, prepared by a surveyor licensed in the State of Florida, if so requested by the Purchaser), together with all title reports, deeds and title insurance policies, if any, in respect of the Lands;

(4)                                  all plans, specifications, drawings and operation manuals relating to the Lands in the possession or control of the Sellers;

(5)                                  copies of all realty tax assessments, notices and tax bills relating to the Lands in the possession or control of the Sellers and copies of any notices of any outstanding realty tax appeals, material(s) filed in support thereof and correspondence relating thereto;

(6)                                  a list of outstanding work orders, notices, directives, regulatory ordinances and letters of non-compliance issued by any Governmental Authority or any other Person affecting the Lands or the Purchased Assets, if any, and a copy of each of them of which the Sellers has received written notice and any correspondence relating thereto;

(7)                                  a list of all outstanding litigation, arbitration, mediation or other proceedings affecting or relating to the Lands to which and of the Sellers is a party or in respect of which it has been formally notified and of all threatened litigation, arbitration, mediation or other proceedings affecting or relating to the Lands of which the Sellers has received written notice, together with any material correspondence relating thereto;

(8)                                  copies of all financial statements, minute books, share registers, plans, reports, licenses, orders, permits, books of account, accounting records, constituent documents and all other documents, information and data relating to the Purchased Companies and the Purchased Assets;

(9)                                  a list of any third party consents, waivers or assumptions which are necessary to permit the conveyance of the Purchased Assets to the Purchaser;

(10)                            all Environmental Reports;

(11)                            copies of any geotechnical reports pertaining to the Lands and each report, audit or study of the soil conditions of the Lands, or any part thereof, prepared by a Person other than the Sellers or their manager which is in the possession or control of the Sellers;

(12)                            copies of each report, audit or study relating to the physical condition of the Lands (including, but not limited to, flood plain mapping), or any part thereof, prepared by a Person other than the Sellers or their respective managers which is in the possession or control of the Sellers (including, without limitation, any such document prepared for any purchaser or prospective purchaser which is in the possession or control of the Sellers);

(13)                            copies of all architectural studies and agreements, engineering studies and agreements, development studies and agreements, development permits, building permits, occupancy permits and other operating permits and licences relating to the Lands and all agreements with and permits and licences from federal, state or municipal Governmental Authorities or owners of adjoining lands relating to the development or operation of the Lands, in each case in the Sellers’ possession or control;

(14)                            if requested by the Purchaser, authorizations enabling the Purchaser’s Solicitors to obtain information from Governmental Authorities concerning the Lands (at the Purchaser’s sole cost and expense);

(15)                            evidence, reasonably satisfactory to the Purchaser, that the Lands constitute a properly subdivided, legally existing lot or parcel of land that may be legally conveyed by the Sellers to the Purchaser at Closing without any further approval or consent by any Person or Governmental Authority;

(16)                            evidence, reasonably satisfactory to the Purchaser, that the Sellers is currently the valid, lien free owner of the Development Rights and has the ability and legal entitlement to convey and transfer the Development Rights to the Purchaser at Closing in accordance with the Lands Developments Code and any other Applicable Laws, together with such written information, correspondence and documentation relating to the Development Rights in the possession or control of the Sellers; and

(17)                            such other written information, correspondence and documentation relating to the Purchased Assets that is in the possession or control of the Sellers and which the Purchaser has requested, acting reasonably.

(b)                                 As used in this Section 5.1, the term “control of the Sellers” shall mean, in addition to the Sellers, materials in the possession or control of MEC, current legal counsel to the Sellers or MEC, or any consultants, advisors or other third party professionals currently commissioned, retained or instructed by the Sellers or MEC.

(c)                                  Any lists, documentation or other information provided by the Sellers pursuant to this Section 5.1 shall be amended or supplemented, as necessary from time to time, until 5:00 p.m. on the Business Day immediately preceding the Closing; provided, however, that no such supplement or amendment shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 7.1.  In addition, if any of the Sellers becomes aware of a failure to provide any document or other information that it is required to provide in accordance with this Section 5.1 at any time prior to the Closing, it shall forthwith advise the Purchaser in writing of such failure and deliver such information to the Purchaser.

(d)                                 The Purchaser acknowledges and agrees that it has not, for purposes of entering into this Agreement or consummating the Transaction, relied on any representations or warranties or other statement or omission of Sellers or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, or other representatives, other than the representations and warranties contained in this Agreement (including the Exhibits and Schedules hereto).

(e)                                  The Sellers make no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.1, except that they have been prepared in the ordinary course of business.

(f)                                    Between the date hereof and the Closing Date, the Seller shall, and shall cause the Purchased Companies to, operate their business in the Ordinary Course of Business and shall not, except as required or expressly permitted pursuant to the terms hereof or as MID shall consent in writing or as may be approved by order of the Bankruptcy Court, enter into any material transaction, other than in the Ordinary Course of Business.

(g)                                 The Sellers shall diligently make all payments to be made and otherwise observe and perform or cause to be observed or performed all covenants and obligations to be observed or performed by the Sellers under the Existing Contracts and the Existing Leases.

(h)                                 The Sellers shall not (i) create or permit to exist any Encumbrance (other than Permitted Encumbrances) against or affecting the Purchased Assets or any part thereof or interest therein or (ii) amend any of the Permitted Encumbrances, except in each case with the prior written approval of the Purchaser, which approval shall not be unreasonably withheld by the Purchaser in respect of Permitted Encumbrances.

(i)                                     In the event the Purchaser seeks to amend any zoning by-laws, site plans or development agreements or take any other action affecting the Lands in order to facilitate the future development of the Lands, provided, that any such amendments or actions do not become effective prior to Closing, the Sellers shall, upon the reasonable request of the Purchaser, fully and promptly co-operate with the Purchaser in connection with any such amendments or actions. In furtherance thereof, the Sellers shall, upon the reasonable request of the Purchaser, execute and deliver, make or cause to be made, all such further acts, deeds, assurances and things as may be reasonably required or necessary to effect or facilitate such amendments or actions, and the Purchaser shall be responsible for the costs of the Sellers in connection therewith.

(j)                                     The Sellers shall not, prior to the Closing, take any action, nor permit any action to be taken, which might interfere with the Purchaser’s rezoning and/or redevelopment of the Lands or materially decrease the value of the Purchased Assets.

(k)                                  Until Closing, the Sellers will maintain insurance policies in full force and effect and in good standing insuring the Purchased Assets against loss or damage by all insurable hazards or risks on a full replacement cost basis.

(l)                                     Until Closing, the Sellers shall not take any action, nor permit any action to be taken, which could reasonably be expected to adversely affect in any manner whatsoever the current zoning of the Lands, the present or future use of the Lands or the future development or occupancy potential of the Lands, any of the Development Rights attributed to or associated with the Lands or the environmental, physical and/or geotechnical condition of the Lands.

(m)                               The Sellers shall file the Sale Motion on or prior to March 9, 2009 and seek entry of the Sale Order and the Interim Order.

(n)                                 Neither MEC nor any of the Sellers shall make an election to reattribute all or any portion of a Purchased Company’s tax attributes pursuant to Treasury Regulation Section 1.1502-36(d)(6) or any similar election without the prior written consent of Purchaser.

(o)                                 To the extent required by applicable law, the Sellers shall make the filing or filings as may be required by HSR.

(p)                                 Without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall not, to the extent it may affect or relate to the Sellers, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, except as required by law, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of any of the Purchased Companies.

(q)                                 The Sellers shall negotiate in good faith to enter into agreements with the Purchaser prior to the Closing Date, that provides that the Purchaser will provide content from races at Gulfstream Park, Golden Gate Fields and Lone Star Park at Grand Prairie to HRTV, TrackNet Media and/or such other entity as directed by the Sellers on terms similar to those currently in effect (the “HRTV/TrackNet Agreements”);

(r)                                    The Sellers shall negotiate in good faith to enter into an agreement with the Purchaser prior to the Closing Date, that provides that (i) the Santa Anita Park, Remington Park, Laurel Park, Pimlico Race Course and Portland Meadows will carry the signal for simulcast purposes from races at Gulfstream Park, Thistledown, Golden Gate Fields and Lone Star Park at Grand Prairie and (ii) Gulfstream Park, Golden Gate Fields and Lone Star Park at Grand Prairie will carry the signal for simulcast purposes from races at Santa Anita Park, Remington Park, Laurel Park, Pimlico Race Course, Thistledown and Portland Meadows on terms similar to those currently in effect (the “Reciprocal Simulcast Agreement”);

(s)                                  The Sellers shall negotiate in good faith to enter into an agreement with the Purchaser prior to the Closing Date, that provides that, if the Sellers elect, AmTote shall provide services to Santa Anita Park, Remington Park, Laurel Park, Pimlico Race Course, Thistledown and Portland Meadows on terms similar to those currently in effect (the “Amtote Agreement”).

(t)                                    The Sellers shall negotiate in good faith to enter into an agreement with the Purchaser prior to the Closing Date, that provides that, for a period of three years, Santa Anita Park, Remington Park, Laurel Park, Pimlico Race Course and Portland Meadows will provide a signal for simulcast purposes from their races to Xpressbet (the “Xpressbet Agreement”).

Section 5.2.                                Covenants of MID and the Purchaser.  (a) The obligation of the Purchaser to complete the Transaction pursuant to this Agreement is subject to the condition that the Purchaser is satisfied with the Due Diligence in its sole and absolute discretion on or before the date hereof, which satisfaction is hereby evidenced by the execution and delivery of this Agreement by the Purchaser.

(b)                                 The Purchaser shall negotiate in good faith to enter into the HRTV/TrackNet Agreements with the Seller prior to the Closing Date;

(c)                                  The Purchaser shall negotiate in good faith to enter into the Reciprocal Simulcast Agreement with the Sellers prior to the Closing Date;

(d)                                 The Purchaser shall negotiate in good faith to enter into the Amtote Agreement with the Sellers prior to the Closing Date.

(e)                                  The Purchaser shall negotiate in good faith to enter into the Xpressbet Agreement with the Sellers prior to the Closing Date.

(f)                                    To the extent required by applicable law, MID and the Purchaser shall make the filing or filings as may be required by HSR.

Section 5.3.                                Joint Obligations.  The parties shall proceed diligently and in good faith to attempt to settle, on or before the Closing Date or such earlier date as may be expressly set forth herein, the contents of all Closing Documents to be executed and delivered by the Sellers and the Purchaser; provided, however, that, in the case of any Closing Documents to be executed and delivered in the forms attached hereto as Exhibits, such forms shall not be subject to further negotiations and the Sellers and the Purchaser shall provide all details and/or information necessary to complete such documents, subject to the other’s approval of the accuracy of such details and information, such approval not to be unreasonably withheld.

Section 5.4.                                Approvals of the Purchaser.  While this Agreement is in effect, the Sellers agree not to amend, cancel or accept a surrender or forfeiture of any Existing Leases or Existing Contracts without the prior written approval of the Purchaser, which approval may arbitrarily and unreasonably be withheld, and shall not enter into any Lease or Contract without the prior written approval of the Purchaser, which may arbitrarily and unreasonably be withheld; provided, however, that the Sellers may enter into any such Contract in order to make emergency repairs or to comply with Applicable Law without prior notice to, or approval of, the Purchaser; and, provided, further, that the Sellers provide the Purchaser with written notice thereof, together with a copy of any such Contract, promptly thereafter; and, provided, further, that the Sellers shall provide the Purchaser with a complete copy of any document which creates, amends, cancels, surrenders or forfeits any Existing Lease or Existing Contract within one (1) Business Day after it is entered into by the parties thereto.

Section 5.5.                                Notice of Default.  The Sellers shall, within three (3) Business Days of receipt thereof, provide to the Purchaser: (i) a copy of any notices that any of the Sellers receives in respect of the Existing Leases and/or Existing Contracts (if any) alleging default on the part of any Seller or requesting any Seller to perform any obligation thereunder and any notice alleging default under the Existing Leases, or any Existing Contract that it sends to another Person, in either case after the date of this Agreement; (ii) a copy of any work orders, state or federal environmental orders or deficiency notices of any nature issued by any Governmental Authorities having jurisdiction relating to the Purchased Companies or the Lands; and (iii) a copy of any notice from a Tenant received after the date of this Agreement by any Seller which indicates the intention of a Tenant to vacate or assign, as the case may be, its interest in the Lands prior to the scheduled expiry date of its Existing Lease or requests an abatement or deferral of rent.

Section 5.6.                                Approvals.  Whenever in this Agreement it is stated that the approval or consent of a party is required, it is understood that, except where otherwise specifically so stated, such approval or consent shall be in writing, and shall not be unreasonably withheld or delayed.

Section 5.7.                                Risk of Condemnation and Eminent Domain.  The Sellers shall promptly notify the Purchaser in writing in the event that it receives a notice of condemnation and/or exercise of eminent domain in respect of all or any material part of the Purchased Assets or the assets thereof, including the Lands, as applicable, and such notice shall include a copy of the notice of condemnation and/or exercise of eminent domain and copies of all correspondence relating thereto in the possession of the Sellers.  If notice of condemnation and/or exercise of eminent domain is given prior to Closing, the Purchaser may elect by notice in writing given to the Sellers within ten (10) Business Days after receipt from the Sellers of notice of the proposed condemnation and/or exercise eminent domain either:

(a)                                  to complete the Transaction, in which case the Purchaser shall continue to be bound by this Agreement except that any compensation awarded for expropriation and all right and claim of the Sellers to any such proceeds and compensation not paid by the Closing Date shall be assigned to the Purchaser; or

(b)                                 to terminate this Agreement, in which event this Agreement shall automatically terminate, be null and void and of no further force and effect whatsoever and the Purchaser and Sellers shall be released from all obligations under this Agreement (except those which are expressly stated to survive any termination of this Agreement).

If the notice of the proposed condemnation and/or exercise of eminent domain is received by the Sellers at such time that there would be insufficient time for the Purchaser to make its election hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the earlier of the date such election is made or the period for making such election has expired, or if such date is not a Business Day, then the next Business Day thereafter.

Section 5.8.                                Damage Before Closing.  The interest of the Sellers in and to the Purchased Assets shall be at the risk of the Sellers until Closing.  The Sellers shall insure the Purchased Assets and the assets thereof until the Closing as they currently insure the Purchased Assets and the assets thereof.  If loss or damage to the Purchased Assets occurs, then the Sellers shall promptly deliver a written notice to the Purchaser specifying the nature and extent of the loss or damage and estimating the cost of repair (the “Notice of Loss”) and:

(a)                                  if the cost of repair or restoration, in the opinion of the Sellers’ arm’s length independent professional architect or engineer, will exceed an amount equal to fifteen percent (15%) of the Purchase Price (such damage being referred to herein as “Substantial Damage”), then the Purchaser may by written notice to the Sellers within ten (10) Business Days following the delivery of the Notice of Loss elect to terminate this Agreement, in which event this Agreement shall automatically terminate, be null and void and of no further force and effect whatsoever, the Purchaser and Sellers shall be released from all obligations under this Agreement (except those which are expressly stated to survive any termination of this Agreement); and

(b)                                 if such loss or damage is not Substantial Damage, or is Substantial Damage but the Purchaser has not elected to exercise its termination right with respect to this Agreement pursuant to Section 5.8(a), then neither party shall have any right to terminate this Agreement by virtue thereof, the Sellers shall pay any insurance deductibles in respect of such loss or damage (and shall pay to the Purchaser an amount equal to the amount, if any, by which the cost of repairs or restoration of such loss or damage exceeds the amount of property insurance proceeds payable to the Purchaser as hereinafter contemplated), the Purchaser shall be entitled to all proceeds of property insurance in respect of such loss or damage (except that portion, if any, required to reimburse the Sellers for repair or restoration work it has done prior to Closing and insurance for loss of income prior to Closing, all of which shall be paid to the Sellers), and the parties shall complete the Transaction.

If the damage or destruction occurs at such time that there is insufficient time for the Purchaser to make its election hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the earlier of the date such election is made or the period for making such election has expired, or if such date is not a Business Day, then the next Business Day thereafter.

ARTICLE VI
TITLE

Section 6.1.                                Search of Title.  The Purchaser shall be allowed until 5:00 p.m. on the Business Day five (5) Business Days prior to the commencement of the Hearing, at its own expense, to examine title to the Lands and the other matters referred to in the next paragraph and to submit to the Sellers its objections to the title to the Lands and such matters.  In the event that the Purchaser has any valid objections based on, if applicable: (a) title to the Lands, (b) the Lands not complying with all Applicable Laws (including Environmental Laws and zoning and building laws, by-laws and codes), or (c) the existence of any outstanding municipal or other governmental work orders or deficiency notices relating to the Lands, the Purchaser shall deliver a Requisition Notice listing any and all such objections in reasonable detail on or before 5:00 p.m. on the Business Day two (2) Business Days prior to the commencement of the Hearing.  If any such objections are, by their nature, curable, but cannot be satisfied or corrected prior to Closing, then the Sellers shall deliver an undertaking to cure, at its own expense, all such deficiencies forthwith after Closing. In the event any such objections are, by their nature, uncurable, the Purchaser shall have the right to waive such objections and close (without offsetting the Purchase Price) or to terminate this Agreement, in which event this Agreement shall terminate, be null and void and of no further force and effect whatsoever, and the Purchaser and Sellers shall be released from all obligations under this Agreement (except those which are expressly stated to survive any termination of this Agreement).

Except for any valid objection so made pursuant to a Requisition Notice, and except for any objection going to the root of title, the Purchaser shall be conclusively deemed to have irrevocably accepted the Sellers’ title to the Lands and satisfied itself with respect to the other matters referred to in this Section 6.1.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Sellers shall, on or prior to the Closing Date pay, discharge or remove of record or cause to be paid, discharged or removed of record (or delivered documents to effect the foregoing, in escrow, pursuant to Section 8.2) at the Sellers’ sole cost and expense all of the following items (and the Purchaser shall have no obligation to notify the Sellers or object to same in the Requisitions Notice or otherwise):  (i) Voluntary Liens; and (ii) other liens encumbering the Lands (including, judgments, federal, state and municipal tax liens) (other than open real estate taxes, water and sewer charges that are subject to adjustment in accordance with Section 2.6 hereof and other than Permitted Encumbrances).

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1.                                Conditions for the Purchaser.  Notwithstanding any other provision of this Agreement to the contrary, the obligation of MID and the Purchaser to complete the Transaction shall be subject to the satisfaction of the following conditions, as determined by MID in its sole and absolute discretion:

(a)                                  All the terms, covenants and conditions of this Agreement to be complied with or performed or satisfied by the Sellers shall have been complied with or performed or satisfied in all material respects, including all deliveries required to be made pursuant to Article VIII hereof; provided, however, that, in the case of any term, covenant and/or condition qualified by materiality pursuant to the terms of this Agreement, such term, covenant and/or condition shall have been complied with or performed in all respects.

(b)                                 The representations and warranties of the Sellers set forth in Section 4.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing; provided, however, that, in the case of any representation and/or warranty qualified by materiality pursuant to the provisions of Section 4.1 hereof, such representation and/or warranty shall be true and correct in all respects as of the date of this Agreement and as of the Closing.

(c)                                  There shall be no actions, suits, proceedings, claims, investigations, applications or complaints (whether or not purportedly on behalf of the Sellers) pending or threatened in writing against or affecting the Sellers which in any way relates to or involves or could materially and adversely affect the Purchased Assets or the occupancy or use of the Lands by the Sellers or by the Tenants, in law or in equity, which could affect the validity of this Agreement or any transaction provided for in this Agreement, the title to the Purchased Assets or any part of the Purchased Assets, the value of the Purchased Assets or the conveyance of any of the Purchased Assets to the Purchaser.

(d)                                 No action or proceeding, at law or in equity, shall have been commenced by any Person to enjoin, restrict or prohibit the Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to seek leave to appeal.

(e)                                  From and after the date hereof, the Sellers shall have caused (1) the Purchased Assets to be operated in material compliance with all Applicable Laws, including, without limitation, all Environmental Laws, and the Sellers shall not have taken, nor shall the Sellers have permitted to be taken, any action in respect of the Purchased Assets that would render the Purchased Assets or any part thereof in material non-compliance with Applicable Laws, including without limitation, all Environmental Laws, and (2) day-to-day routine repairs and maintenance to be conducted on the Purchased Assets in accordance with industry-standard property management practices as would a prudent owner of comparable property.

(f)                                    From and after the date hereof, no change, effect, event, occurrence, circumstance, or state of facts that separately or taken together with any other change, effect, event, occurrence, circumstance or state of facts shall have occurred, including, without limitation, in respect of any zoning, by-laws, site plans or development agreements affecting the Lands, which could reasonably be expected to adversely affect in any manner whatsoever the current zoning of the Lands, the present or future use of the Lands or the future development or occupancy potential of the Lands, any of the Development Rights attributed to or associated with the Lands, the environmental, physical and/or geotechnical condition of the Lands.

(g)                                 The Sale Order shall have been entered by the Bankruptcy Court in form and substance reasonably satisfactory to MID.

(h)                                 The Plan Effective Date shall have occurred as of the Closing Date.

(i)                                     All government and regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, investigations, orders, rulings, decisions, statements of no objection and exemptions (including approvals in connection with Licenses as a result of their transfer or the change of control of the Purchased Companies), which the Purchaser shall have determined, acting reasonably, are necessary or desirable to complete the Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Purchaser acting reasonably.

(j)                                     All applicable time periods under HSR, as such time periods may be modified by the Bankruptcy Code, shall have expired and no action, suit or proceeding relating HSR shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain, prohibit or otherwise challenge the Transaction, nor shall any governmental agency have notified any party hereto that consummation of such transactions would or might violate such law.

(k)                                  The parties shall have entered into the HRTV/TrackNet Agreements, Reciprocal Simulcast Agreement, Amtote Agreement and the Xpressbet Agreement, in each case in form and substance satisfactory to the Purchaser.

The conditions set forth in this Section 7.1 are for the sole benefit of the Purchaser, and may be waived in whole or in part by the Purchaser by notice to the Sellers in writing without prejudice to the Purchaser’s rights under this Agreement or at law, if any, in the event of the non-fulfillment of any other condition or conditions.

Section 7.2.                                Conditions for the Sellers.  The obligation of the Sellers to complete the Transaction shall be subject to the satisfaction of the following conditions:

(a)                                  All the terms, covenants and conditions of this Agreement to be complied with or performed or satisfied by the Purchaser shall have been complied with or performed or satisfied in all material respects, including all deliveries required to be made pursuant to Article VIII hereof; provided, however, that, in the case of any term, covenant and/or condition qualified by materiality pursuant to the terms of this Agreement, such term, covenant and/or condition shall have been complied with or performed in all respects;

(b)                                 The representations and warranties of the Purchaser set out in Section 4.3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing; provided, however, that, in the case of any representation and/or warranty qualified by materiality pursuant to the provisions of Section 4.3, such representation and/or warranty shall be true and correct in all respects as of the date of this Agreement and as of the Closing.

(c)                                  No action or proceeding, at law or in equity, shall have been commenced by any Person to enjoin, restrict or prohibit the Closing, which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to such leave to appeal.

(d)                                 The Plan Effective Date shall have occurred as of the Closing Date.

(e)                                  The Sale Order shall have been entered by the Bankruptcy Court.

(f)                                    The parties shall have entered into the HRTV/TrackNet Agreements, Reciprocal Simulcast Agreement, Amtote Agreement and the Xpressbet Agreement, in each case in form and substance satisfactory to the Seller.

(g)                                 All applicable time periods under HSR, as such time periods may be modified by the Bankruptcy Code, shall have expired and no action, suit or proceeding relating HSR shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain, prohibit or otherwise challenge the Transaction, nor shall any governmental agency have notified any party hereto that consummation of such transactions would or might violate such law.

The conditions set forth in this Section 7.2 are for the sole benefit of the Sellers, and may be waived in whole or in part by the Sellers by notice to the Purchaser in writing without prejudice to the Sellers’ rights under this Agreement or at law, if any, in the event of non-fulfillment of any other condition or conditions.

ARTICLE VIII
CLOSING

Section 8.1.                                Closing Arrangements.  Upon all conditions precedent to the Purchaser’s and the Sellers’ obligation to close the transactions as set forth in this Agreement having been satisfied and fulfilled, or waived, as the case may be, the Closing shall take place on the Closing Date, at 10:00 a.m., local time, at the offices of Osler, Hoskin & Harcourt LLP, 100 King Street West, 1 First Canadian Place, Suite 6100, Toronto, Ontario or at such other time or place as may be mutually agreed to by the parties.

Section 8.2.                                Sellers’ Deliveries.  On or before the Closing Date, the Sellers shall deliver or cause to be delivered the following items and documents to the Purchaser, with each such document to be effective as of the Closing:

(a)                                  a certificate executed on behalf of each of the Sellers representing and certifying that the conditions set forth in Section 7.1 have been fulfilled;

(b)                                 evidence that the Sellers have obtained the approval of the Board of Directors of MEC in respect of the Transaction;

(c)                                  evidence reasonably satisfactory to the Purchaser that the Sellers and the Purchased Companies have repaid all third-party secured indebtedness;

(d)                                 evidence reasonably satisfactory to the Purchaser (which may include a Title Policy reasonably satisfactory to the Purchaser) that the Lands constitute a properly subdivided, legally existing lot or parcel of land that may be legally conveyed by the Sellers to the Purchaser at Closing without any further approval by any Governmental Authority;

(e)                                  evidence reasonably satisfactory to the Purchaser (which may include a Title Policy reasonably satisfactory to the Purchaser) that the Sellers are currently the valid, lien free owners of the Development Rights, if any, and have the ability and legal entitlement to convey and transfer the Development Rights to the Purchaser in accordance with the Land Development Codes and any other Applicable Laws, and on Closing, the Sellers shall convey and transfer the Development Rights to the Purchaser;

(f)                                    the Statement of Adjustments;

(g)                                 any applicable Deed in favor of the Purchaser, duly executed by the Sellers;

(h)                                 certificates representing all of the issued and outstanding shares of the Reorganized AmTote Stock, the AmTote Canada Stock, the Reorganized Golden Gate Fields Stock, the Reorganized GPRA Thoroughbred Stock, the Reorganized Land Holdings Stock, the Reorganized Gulfstream Stock and the Xpressbet Stock, along with appropriate instruments of transfer duly endorsed in blank, respectively;

(i)                                     an assignment of the Lone Star Interests;

(j)                                     an assignment of the Forest City JV Interest;

(k)                                  an assignment of the Meadows Note;

(l)                                     a Bill of Sale;

(m)                               an assignment of the Development Rights and Permits in favor of the Purchaser, duly executed by the Sellers, which shall be sufficient to remise, release and quit-claim to the Purchaser all right, title, interest, claim and demand which the Sellers have in and to all of the Development Rights and Permits attributable to the Lands, and to irrevocably transfer such Development Rights and Permits to the Purchaser to be used by the Purchaser in its sole and absolute discretion, together with any other additional documents or instruments required to effect, record or consummate such transfer of the Development Rights and Permits;

(n)                                 the Assignment and Assumption of Contracts, duly executed by the Sellers;

(o)                                 the Assignment and Assumption of Leases, duly executed by the applicable Sellers;

(p)                                 the Assignment of Realty Tax Appeals, duly executed by the Sellers;

(q)                                 a certificate of non-foreign status of each Seller pursuant to Section 1445 of the IRC and Section 1.1445-2(b) of the Treasury Regulations promulgated thereunder;

(r)                                    termination notices in respect of those Contracts and/or Leases which have been requested by the Purchaser prior to the date hereof, which Contracts and/or Leases shall be terminated pursuant to their respective terms;

(s)                                  such notices as the Purchaser may reasonably require be given to the Tenants under the Existing Leases and other parties to the assigned Existing Contracts of their assignment to the Purchaser, together with directions relating to the payment of rent under such Existing Leases, and payment of other amounts under the assigned Existing Contracts, all executed by the Sellers in such form as the Purchaser may reasonably require;

(t)                                    a direction of the Sellers as to the payment of the Purchase Price, including wire transfer instructions, and the name of the payee (if other than the Sellers);

(u)                                 good and valid discharges or releases in recordable form of all Encumbrances that can be discharged through the payment of money, other than Permitted Encumbrances (all of which discharges shall be produced to the Purchaser’s Solicitors for their review and approval);

(v)                                 a certificate of good standing of each of the Sellers and the Purchased Companies;

(w)                               all agreements (including all assumptions), notices and other documents required to be executed and delivered by the Sellers pursuant to the terms of the Existing Leases, the Existing Contracts and the Permitted Encumbrances and all consents and approvals from, and notifications to, any other Persons required thereunder or otherwise with an interest in the Purchased Assets in connection with this Transaction;

(x)                                   copies of all records (including computer records), documents, information and data (including computer data) relating to the Lands in the possession or control of the Sellers, including all title documents and accounting and payment records; and

(y)                                 resignations of each director of the Purchased Companies and each nominee of the Sellers to the management committee of the Forest City JV;

(z)                                   a certified copy of the Confirmation Order, which shall be a Final Order;

(aa)                            all other conveyances and other documents which are required and which the Purchaser has reasonably requested on or before the Closing Date to give effect to this Transaction, including the proper transfer, assignment and conveyance of the Purchased Assets by the Sellers to the Purchaser, free and clear of all Encumbrances except the Permitted Encumbrances.

Section 8.3.                                Purchaser’s Deliveries.  On or before the Closing Date, the Purchaser shall deliver or cause to be delivered the following items and documents to the Sellers, with each such document to be effective as of the Time of Closing:

(a)                                  a certificate executed on behalf of the Purchaser representing and certifying that the conditions set forth in Section 7.2 have been fulfilled;

(b)                                 the Assignment and Assumption of Contracts, duly executed by the Purchaser;

(c)                                  the Assignment and Assumption of Leases, duly executed by the Purchaser;

(d)                                 the Assignment of Realty Tax Appeals, duly executed by the Purchaser;

(e)                                  the Purchase Price; and

(f)                                    all other documents which the Sellers have reasonably requested to give effect to this Transaction.

Section 8.4.                                Separate Tax Parcel.  In the event that, as of Closing, the Lands do not constitute a separate tax parcel, the Transaction shall be completed and the parties shall pro rate the realty taxes with the Purchaser providing a check payable to the taxing authority for its pro rata share of realty taxes in respect of the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) accruing on and after  the Closing Date to the Sellers within ten (10) Business Days of the receipt of an invoice from the Sellers for such amount.  The Sellers undertake to forward such check, along with their pro rata share of the taxes, to the taxing authority on or before the date such taxes are due. The parties agree to cooperate with each other in order to have the separate tax parcel for the Lands created, if it is not already a separate tax parcel at the Closing Date, as soon as reasonably possible after the Closing Date at the Sellers’ sole cost and expense.

Section 8.5.                                Tax Matters.  (a) On the Closing Date, and solely to the extent not exempt in accordance with section 1146 of the Bankruptcy Code, the Purchaser shall have the responsibility of payment of all state and local Transfer Taxes, if any, including those payable in connection with the recording of the Deeds, occasioned by the conveyance of the Lands and the Purchased Assets from the Sellers to the Purchaser, as well as any notary fees incurred in connection therein, and all costs associated with the assignment of the Development Rights in favor of the Purchaser and the recording of such transfer; provided that the parties shall reasonably cooperate in availing themselves of any available exemptions from any collection of (or otherwise reduce) any such Transfer Taxes, including a request (as part of the Sale Order) that the Sellers’ sale of the Purchased Assets be exempted from Transfer Taxes pursuant to Section 1146 of the Bankruptcy Code.

(b)                                 Any deferred taxes, roll-back taxes and/or realty taxes (including local improvement charges and assessments) owing or accrued in respect of the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) that would have been due (taking into account any and all permitted extensions for payments without incurring penalties for delinquent payments) by the Sellers prior to the Closing Date shall be paid by the Sellers on or prior to the Closing Date.  The Sellers agree to promptly forward to the Purchaser any realty tax statements for the Lands (and any other lands purchased directly by the Purchaser pursuant to Section 2.9 or an Alternative Transaction as contemplated by Section 2.8) received by the Sellers after Closing for the period including and following the Closing Date.  All Taxes referred to in this Section 8.5(b) and any other unpaid ad valorem taxes due and payable within the relevant current taxation period of the Closing shall be prorated on a per diem basis between the Sellers and the Purchaser as of the day preceding the Closing Date.

(c)                                  The Purchaser shall be responsible for costs and expenses associated with the recordings of the Deeds.

(d)                                 The Sellers acknowledge that Purchaser may make an election under Section 338(h)(10) of the IRC, to the extent permitted by law, and any corresponding or similar elections under state, local or foreign law with respect to any of the Purchased Companies.  At the request of Purchaser, Sellers shall join with Purchaser in making such elections and Sellers shall execute (and cause to be executed) and deliver to Purchaser such documents and forms as are required to complete properly such elections within 30 days of the Purchaser’s request.

(e)                                  All Tax Returns required to be filed by the Sellers or any of their Affiliates on or after the Closing Date with respect to the Purchased Companies (excluding Tax Returns required to be filed by any Purchased Company) with respect to any taxable period (or portions thereof) ending on or before the close of business on the Closing Date will be prepared in accordance with past practice and will be true, complete and accurate in all material respects.

(f)                                    The Sellers shall cooperate, and shall cause its Affiliates to cooperate, with Purchaser in preparing and filing all Tax returns with respect to the Purchased Assets to the extent reasonably requested, including by providing Purchaser with reasonable access to information, records, documents, properties and personnel.

(g)                                 The Sellers shall cause the provisions of any Tax sharing agreement between (i) any Seller, on one hand, and (ii) any Purchased Company, on the other, to be terminated on or before the Closing Date.  After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

(h)                                 The parties acknowledge that, for federal income Tax purposes, the taxable year of the Purchased Companies will end as of the close of the Closing Date.  With respect to all other Taxes, the Sellers and the Purchaser will, unless prohibited by applicable law, take such actions as may be required to close the taxable period of the Purchased Companies as of the close of the Closing Date.

ARTICLE IX
TERMINATION OF AGREEMENT

Section 9.1.                                Termination of Agreement By Either Party.  This Agreement may be terminated by the Sellers or by MID, in their or its sole option and discretion, in the event that (a) MID or any Seller, as the case may be, breaches the covenants set forth in Article V hereof or (b) the Sale Order and Confirmation Order are not entered by the Bankruptcy Court on or prior to August 30, 2009; provided, however, that, in the event that the Sale Motion is denied by the Bankruptcy Court, unless otherwise agreed to by MID and the Sellers, the Agreement shall terminate automatically without any further notice or action by any person.

Section 9.2.                                Termination of Agreement By the Sellers.  Notwithstanding the provisions of Section 9.1 hereof, this Agreement may be terminated by the Sellers, in their sole and absolute discretion, (1) in the event that the boards of directors of the Sellers and MEC determine, in good faith, after consultation with their legal and financial advisors, that one or more competing offers for the Purchased Assets, in whole or in part, (i) would provide greater benefits to the Sellers, from a financial point of view, as compared to the Transaction (including any alternative proposal offered by MID in response thereto) and (ii) is reasonably capable of being completed; or (2) if the condition set forth in Section 7.2(b) is not reasonably capable of being satisfied.

Section 9.3.                                Termination of Agreement by MID.  Notwithstanding the provisions of Section 9.1, this Agreement may be terminated by MID, in its sole and absolute discretion, (1) as contemplated by Section 5.8, (2) if the condition set forth in Section 7.1(b) is not reasonably capable of being satisfied or (3) in the event that (a) the Bankruptcy Court enters an order authorizing the sale of the Purchased Assets, in whole or in any part, to an entity or entities other than the Purchaser or (b) the Sellers consummate the sale of the Purchased Assets, in whole or in any part, to an entity or entities other than the Purchaser.

Section 9.4.                                Effect of Termination.  Except as otherwise provided herein (including Section 10.8), in the event of termination of this Agreement, this Agreement (other than the terms and provisions set forth in Section 2.3 and Section 3.3 hereof, which shall survive such termination) shall become null and void and be deemed of no force and effect, with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors or other representatives), and no party hereto shall have any obligations to any other party hereto arising out of this Agreement.  Upon termination, this Agreement shall not be an admission by any party hereto, and no party hereto shall seek to admit it into evidence against any other party hereto.

ARTICLE X
MISCELLANEOUS

Section 10.1.                         As-Is/Where-Is Transaction.  The Purchaser acknowledges and agrees that, except as expressly provided in this Agreement or in any Closing Documents provided by the Sellers to the Purchaser at Closing, and without derogating from any indemnities provided by the Sellers herein or in any Closing Documents, the Sellers make no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the Purchased Assets, including, without limitation, representation, warranty or covenant as to title, survey conditions, use of the Purchased Assets for the Purchaser’s intended use, the condition of the Purchased Assets, past or present use, development, investment potential, tax ramifications or consequences, compliance with any Applicable Laws, present or future zoning, the presence or absence of Hazardous Substances, the availability of utilities, habitability, merchantability, fitness or suitability for any purpose, or any other matter with respect to the Purchased Assets, all of which are (without derogating from any indemnities provided by the Sellers herein or in any Closing Documents), except as otherwise expressly provided in this Agreement or in any Closing Documents provided by the Sellers to the Purchaser at Closing, hereby expressly disclaimed by the Sellers. The provisions of this Section 9.1 shall survive Closing and the delivery of the Deed or any expiration or termination of this Agreement without limitation as to time.

Section 10.2.                         No Recording.  The Sellers acknowledge and agree that they shall not record, or cause to be recorded, this Agreement, or any part thereof, or any instrument, agreement or other document evidencing this Agreement, against title to the Lands (or any part thereof) unless so instructed by the Purchaser, provided the Purchaser shall pay all costs and expenses in connection therewith.

Section 10.3.                         Obligations as Covenants.  Each agreement and obligation of each party hereto in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

Section 10.4.                         Tender.  Any tender of documents or money may be made upon the party being tendered or upon its solicitors and money may be tendered by certified check or bank draft drawn on or from one of the five largest Schedule I Canadian chartered banks or a first class bank of the United States of America, or by wire transfer.  All checks to be tendered shall be drawn upon one of the five largest Schedule I Canadian chartered banks, measured by reference to authorized capital.

Section 10.5.                         Relationship of the Parties.  Nothing in this Agreement shall be construed so as to make the Purchaser a partner of the Sellers and nothing in this Agreement shall be construed so as to make the Purchaser an owner of the Lands for any purpose until the Closing Date.

Section 10.6.                         Amendment of Agreement.  This Agreement may not be supplemented, modified or amended except by a written agreement executed by each Party to be affected by such supplement, modification or amendment.

Section 10.7.                         Notices.  Any Notice shall be in writing and shall be deemed to have been duly given or made when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other addresses as may be furnished hereafter by notice, in writing, to the other Party on at least three (3) Business Days’ prior notice, to the following Parties:

(a)                                  If to the Purchaser, to:

MI Developments Inc.
455 Magna Drive
Aurora, Ontario, Canada  L4G 7A9
Attention:                 General Counsel
Telecopy:                   (905) 726-2095

with a copy given in like manner to:

Davies Ward Phillips & Vineberg LLP
100 King Street West
Suite 4400
Toronto, Canada M5X 1B8
Attention:                 Vincent A. Mercier
Telecopy:                   (416) 863-0871

                                                -and-

Sidley Austin LLP
787 Seventh Avenue
New York, New York  10019
Attention:                 Lee Attanasio
Telecopy:                   (212) 839-5599

(b)                                 If to the Sellers, to:

Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario, Canada  L4G 7K1
Attention:                 Senior Legal Counsel
Telecopy:                   (905) 726-2585

with a copy given in like manner to:

Osler, Hoskin & Harcourt LLP
100 King Street West
1 First Canadian Place
Suite 6100
Toronto, Ontario  M5X 1B8
Attention:                 Jean M. Fraser
Telecopy:                   (416) 862-6666

                                                -and-

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:                 Brian S. Rosen, Esq.
Telecopy:                   (212) 310-8007

Any Notice which is delivered or is sent by telecopy shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that, in the case of a Notice sent by telecopy it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 10.8.                         Specific Performance.  It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party should be entitled to specific performance and injunctive or other equitable relief as a remedy of such a breach.

Section 10.9.                         Fees and Expenses.  If any party hereto brings an action against any other party hereto based upon a breach by the other party hereto of its obligations under this Agreement, the prevailing party shall be entitled to all reasonable expenses incurred, including reasonable attorneys’ fees and expenses.    Subject to Section 3.3, the parties agree that all costs and expenses of the parties relating to the Transaction shall be paid by the party incurring such expenses.

Section 10.10.                  Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  By its execution and delivery of this Agreement, each of the parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding between any of the Sellers, on the one hand, and the Purchaser, on the other hand, with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court (or if prior to the commencement of the Chapter 11 Cases, the courts of the State of New York) for that purpose only, and, by execution and delivery of this Agreement, each hereby irrevocably accepts and submits itself to the jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section 10.7 hereof, unless another address has been designated by such party in a notice given to the other parties in accordance with the provisions of Section 10.7 hereof.

Section 10.11.                  Further Assurances.  Each of the Parties hereto shall, at its own cost, from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

Section 10.12.                  Entire Agreement.  This Agreement constitutes the full and entire agreement between the parties hereto pertaining to the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any Party, and there are no other warranties or representations and no other agreements between the parties hereto in connection with the Transaction except as specifically set forth in this Agreement.

Section 10.13.                  Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.  All waivers hereunder must be in writing to be effective.

Section 10.14.                  Survival.  To the extent provided herein, this Agreement and the representations, warranties and covenants set forth herein shall survive the Closing of the Transaction and shall remain in full force and effect thereafter.

Section 10.15.                  Assignment.  Neither the Sellers nor the Purchaser shall assign their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Party, which consent may be withheld by such Party in its sole and absolute discretion.

Section 10.16.                  Successors and Assigns.  All of the covenants and agreements set forth in this Agreement are intended to bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.

Section 10.17.                  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed copy of this Agreement by way of telecopy shall constitute delivery hereof, provided that any party delivering by way of telecopy shall, as soon as reasonably practicable, deliver an originally executed counterpart of this Agreement to the other parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

MI DEVELOPMENTS INC.

By:
Name:
Title:

By:
Name:
Title:

MAGNA ENTERTAINMENT CORP.

By:
Name:
Title:

By:
Name:
Title:

GULFSTREAM PARK RACING ASSOCIATION, INC.

By:
Name:
Title:

By:
Name:
Title:

GPRA COMMERCIAL ENTERPRISES, INC.

By:
Name:
Title:

By:
Name:
Title:

GPRA THOROUGHBRED TRAINING CENTER, INC.

By:
Name:
Title:

By:
Name:
Title:

MEC LAND HOLDINGS (CALIFORNIA) INC

By:
Name:
Title:

By:
Name:
Title:

2

MEC MARYLAND INVESTMENTS, INC.

By:
Name:
Title:

By:
Name:
Title:

MEC TEXAS RACING, INC.

By:
Name:
Title:

By:
Name:
Title:

PACIFIC RACING ASSOCIATION

By:
Name:
Title:

By:
Name:
Title:

3

RACETRACK HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

XPRESSBET, INC.

By:
Name:
Title:

By:
Name:
Title:

30000 MARYLAND INVESTMENTS LLC

By:
Name:
Title:

By:
Name:
Title:

4

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS

ASSIGNMENT AND ASSUMPTION OF CONTRACTS, dated as of July ___, 2009.

B E T W E E N:

[NAME OF SELLERS],
(the “Sellers”),

OF THE FIRST PART,

- and -

[NAME OF PURCHASER],
(the “Purchaser”),

OF THE SECOND PART.

WHEREAS pursuant to that certain Purchase Agreement, dated as of March 5, 2009, between the Sellers, as sellers, and the Purchaser, as purchaser (the “Purchase Agreement”), the Sellers agreed to sell and the Purchaser agreed to purchase, among other things, the property legally described in Schedule A hereto (the “Property”);

AND WHEREAS pursuant to the Purchase Agreement, the Sellers has agreed that the Assigned Contracts (as defined below) shall be assigned to the Purchaser;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.                                   Definitions:  Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.  The terms defined herein shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

(a)                                  “Agreement” means this Assignment and Assumption of Contracts;

(b)                                 “Assigned Contracts” means those contracts and agreements entered into by the Sellers or by which the Sellers is bound in respect of the severance, development, construction, management, leasing, maintenance or operation of the Lands, which Assigned Contracts are listed on the attached Schedule B, together with all security, guarantees and indemnities relating thereto ; and

(c)                                  “Assigned Interest” means all of the Seller’s right, title and interest in and to the Assigned Contracts and all rights, benefits and advantages whatsoever to be derived therefrom from and after the date hereof.

ARTICLE II
ASSIGNMENT

Section  2.1                                Assignment by the Sellers:  The Sellers hereby absolutely grants, transfers, assigns and sets over, as of the date of this Agreement, the Assigned Interest unto the Purchaser. The parties agree that if the assignment of any Assigned Contract is prohibited at law or requires the consent of any other party or parties and such consent has not or cannot be obtained, the Sellers shall hold the Assigned Interest in such Assigned Contract in trust for the benefit of the Purchaser and shall take all actions with respect thereto as the Purchaser may direct for the Purchaser’s account and benefit.

Section  2.2                                Acceptance by the Purchaser:  The Purchaser hereby accepts the assignment of the Assigned Interest as of the date of this Agreement.

ARTICLE III
ASSUMPTION AND INDEMNITY

Section  3.1                                Agreement by the Purchaser:  The Purchaser hereby agrees to be bound by, assume, comply with and be responsible for all of the obligations, covenants and liabilities of the Sellers accruing and arising from and after the date of this Agreement under or in respect of the Assigned Contracts.  Without limiting the generality of the foregoing, the Purchaser covenants and agrees with the Sellers:

(a)                                  to pay all amounts payable by the Sellers under and in respect of the Assigned Contracts relating to the period from and including the date of this Agreement; and

(b)                                 to indemnify and save harmless the Sellers and its partners, shareholders, officers, directors, employees and agents, from and against any and all liabilities, damages, costs, expenses, causes of action, suits, claims, demands and judgments arising from or in connection with a breach by the Purchaser, its shareholders, directors, officers, employees, agents or those for whom it is responsible at law, from and after the date of this Agreement, of any of the covenants and obligations of the Sellers under or in respect of the Assigned Contracts.

Section  3.2                                Agreement by the Sellers:  The Sellers hereby agrees to be bound by and be responsible for all of the obligations, covenants and liabilities of the Sellers accruing and arising prior to the date of this Agreement under or in respect of the Assigned Contracts.  Without limiting the generality of the foregoing, the Sellers covenants and agrees with the Purchaser:

(a)                                  to pay all amounts payable, or deemed to be payable, by the Sellers under and in respect of the Assigned Contracts relating to the period prior to the date of this Agreement; and

(b)                                 to indemnify and save harmless the Purchaser and its shareholders, directors, officers, employees and agents, from and against any and all liabilities, damages, costs, expenses, causes of action, suits, claims, demands and judgments arising from or in connection with the Assigned Contracts, including, without limitation, any breach by the Sellers, its shareholders, directors, officers, employees, agents or those for whom it is in law responsible, prior to the date of this Agreement, of any of the covenants and obligations of the Sellers under or in respect of the Assigned Contracts and any failure by the Sellers to pay any monies due, owing or accruing by the Sellers under or in connection with the Assigned Contracts for the period prior to the date hereof.

ARTICLE IV
MISCELLANEOUS

Section  4.1                                Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of ■ and the applicable laws of the United States of America.

Section  4.2                                Further Assurances:  Each of the parties shall execute and deliver all such further documents and do such other things as the other party may reasonably request to give full effect to this Agreement.

Section  4.3                                Successors and Assigns:  All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement.

[NAME OF SELLERS]

By:
Name:
Title:

[NAME OF PURCHASER]

By:
Name:
Title:

Schedule A to Exhibit A

Legal Description of the Lands

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES, dated as of July ___, 2009.

B E T W E E N:

[NAME OF SELLERS]
(the “Sellers”),

OF THE FIRST PART,

- and -

[NAME OF PURCHASER]
(the “Purchaser”),

OF THE SECOND PART.

WHEREAS pursuant to that certain Purchase Agreement (Purchased Assets), dated as of March 5, 2009, between the Sellers, as sellers, and the Purchaser, as purchaser (the “Purchase Agreement”), the Sellers agreed to sell and the Purchaser agreed to purchase, among other things, the property legally described in Schedule A hereto (the “Property”);

AND WHEREAS pursuant to the Purchase Agreement, the Sellers has agreed that the Assigned Leases (as defined below) shall be assigned to the Purchaser;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section  1.1                                Definitions:  Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.  The terms defined herein shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

(a)                                  “Agreement” means this Assignment and Assumption of Leases, including the schedules attached hereto;

(b)                                 “Assigned Interest” means all of the Seller’s right, title and interest in and to the Assigned Leases and all rights, benefits and advantages whatsoever to be derived therefrom from and after the date hereof; and

(c)                                  “Assigned Leases” means all agreements to lease, leases, renewals of leases, subtenancy agreements and other rights (including licences) granted by or on behalf of the Sellers or its predecessors in title as owner of the Property which entitle any Person to possess or occupy any space within the Property, which Assigned Leases are listed on the attached Schedule B, together with all security, guarantees and indemnities relating thereto.

ARTICLE II
ASSIGNMENT

Section  2.1                                Assignment by the Sellers:  The Sellers hereby absolutely grants, transfers, assigns and sets over, as of the date of this Agreement and to the extent such Assigned Leases are assignable at law, the Assigned Interest unto the Purchaser.  The parties agree that if the assignment of any Assigned Lease is prohibited at law or requires the consent of any other party or parties and such consent has not or cannot be obtained, the Sellers shall hold the Assigned Interest in such Assigned Lease in trust for the benefit of the Purchaser and shall take all actions with respect thereto as the Purchaser may direct for the Purchaser’s account and benefit.

Section  2.2                                Acceptance by the Purchaser:  The Purchaser hereby accepts the assignment of the Assigned Interest as of the date of this Agreement.

ARTICLE III
ASSUMPTION AND INDEMNITY

Section  3.1                                Agreement by the Purchaser:  The Purchaser hereby agrees to be bound by, assume, comply with and be responsible for all of the obligations, covenants and liabilities of the Sellers accruing and arising from and after the date of this Agreement under or in respect of the Assigned Leases.  Without limiting the generality of the foregoing, the Purchaser covenants and agrees with the Sellers:

(a)                                  to pay all amounts payable by the Sellers under and in respect of the Assigned Leases relating to the period from and including the date of this Agreement; and

(b)                                 to indemnify and save harmless the Sellers, its partners, shareholders, officers, directors, employees and agents, from and against any and all liabilities, damages, costs, expenses, causes of action, suits, claims, demands and judgments arising from or in connection with a breach by the Purchaser, its shareholders, directors, officers, employees, agents or those for whom it is responsible at law, from and after the date of this Agreement, of any of the covenants and obligations of the Sellers under or in respect of the Assigned Leases.

Section  3.2                                Agreement by the Sellers:  The Sellers hereby agrees to be bound by and be responsible for all of the obligations, covenants and liabilities of the Sellers accruing and arising prior to the date of this Agreement under or in respect of the Assigned Leases.  Without limiting the generality of the foregoing, the Sellers covenants and agrees with the Purchaser:

(a)                                  to pay all amounts payable by the Sellers under and in respect of the Assigned Leases relating to the period prior to the date of this Agreement; and

(b)                                 to indemnify and save harmless the Purchaser and its shareholders, directors, officers, employees and agents, from and against any and all liabilities, damages, costs, expenses, causes of action, suits, claims, demands and judgments arising from or in connection with a breach by the Sellers, its partners, employees or agents, prior to the date of this Agreement, of any of the covenants and obligations of the Sellers under or in respect of the Assigned Leases.

ARTICLE IV
MISCELLANEOUS

Section  4.1                                Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of ■ and the applicable laws of the United States of America.

Section  4.2                                Further Assurances:  Each of the parties shall execute and deliver all such further documents and do such other things as the other party may reasonably request to give full effect to this Agreement.

Section  4.3                                Successors and Assigns:  All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement.

[NAME OF SELLERS]

By:
Name:
Title:

[NAME OF PURCHASER]

By:
Name:
Title:

Schedule A to Exhibit B

Legal Description of the Lands

Schedule B to Exhibit B

Leases

EXHIBIT C

FORM OF ASSIGNMENT OF REALTY TAX APPEALS

ASSIGNMENT OF REALTY TAX APPEALS

MEMORANDUM OF AGREEMENT dated as of July ____, 2009.

B E T W E E N:

[NAME OF SELLERS]
(the “Sellers”),

OF THE FIRST PART,

- and -

[NAME OF PURCHASER]
(the “Purchaser”),

OF THE SECOND PART.

WHEREAS pursuant to that certain Purchase Agreement, dated as of March 5, 2009, between the Sellers, as sellers, and the Purchaser, as purchaser (the “Purchase Agreement”), the Sellers agreed to sell and the Purchaser agreed to purchase, among other things, the property legally described in Schedule A hereto (the “Property”);

AND WHEREAS pursuant to the Purchase Agreement, the Sellers has agreed that the Appeals (as defined below) shall be assigned to the Purchaser;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section  1.1                                Definitions:  Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.  The terms defined herein shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

(a)                                  “Agreement” means this Assignment of Realty Tax Appeals, including the schedules attached hereto; and

(b)                                 “Appeals” means any realty tax appeals and/or reassessments that relate to the Property for the period (or portion thereof) prior to the Closing.

ARTICLE II
ASSIGNMENT

Section  2.1                                Assignment by the Sellers:  To the extent permitted by Applicable Law, the Sellers hereby absolutely grants, transfers, assigns and sets over, as of the date of this Agreement, the Appeals unto the Purchaser and the Purchaser shall be entitled to continue the Appeals and shall be entitled to receive all payments therefrom from and after Closing.  To the extent permitted by Applicable Law, the Sellers shall direct the relevant taxing authority to pay any refund or reassessment of the Appeals to the Purchaser, and if any Appeal is pending, the Sellers hereby authorizes and appoints the Purchaser, to the extent permitted by Applicable Law, to continue such pending Appeal.

Section  2.2                                Acceptance by the Purchaser:  The Purchaser hereby accepts the assignment of the Appeals as of the date of this Agreement.

ARTICLE III
MISCELLANEOUS

Section  3.1                                Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of ■ and the applicable laws of the United States of America.

Section  3.2                                Further Assurances:  Each of the parties shall execute and deliver all such further documents and do such other things as the other party may reasonably request to give full effect to this Agreement.

Section  3.3                                Successors and Assigns:  All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement.

[NAME OF SELLERS]

By:
Name:
Title:

[NAME OF PURCHASER]

By:
Name:
Title:

Schedule A to Exhibit C

Legal Description of the Lands

EXHIBIT D

ASSUMED LIABILITIES

EXHIBIT E

LIST OF EXISTING CONTRACTS

EXHIBIT F

LIST OF EXISTING LEASES

EXHIBIT G

DESCRIPTION OF LANDS

EXHIBIT H

CAPITALIZATION

EXHIBIT I

INTELLECTUAL PROPERTY

EXHIBIT J

INSURANCE

EXHIBIT K

BENEFITS